AMENDED AND RESTATED
                              CREDIT AGREEMENT

                            Dated as of June 29, 1998

                                by and among


                                PEEBLES INC.,

                               FLEET BANK, N.A.,

                                 AS AGENT,


                                    and


                    THE FINANCIAL INSTITUTIONS PARTY HERETO

TABLE OF CONTENTS

Page

SECTION 1.	Amount and Terms of Credit	-2-
1.01	Commitment	-2-
1.02	Minimum Borrowing Amounts, etc.	-5-
1.03	Notice of Borrowing	-5-
1.04	Disbursement of Funds	-6-
1.05	Notes	-7-
1.06	Conversions	-8-
1.07	Pro Rata Borrowings	-9-
1.08	Interest	-9-
1.09	Interest Periods	-10-
1.10	Increased Costs, Illegality, etc	-11-
1.11	Compensation	-13-
1.12	Change of Lending Office	-13-
1.13	Replacement of Lenders	-14-

SECTION 2.	Letters of Credit.	-14-
2.01	Letters of Credit	-14-
2.02	Minimum Stated Amount	-15-
2.03	Letter of Credit Requests; Notices of Issuance	-16-
2.04	Agreement to Repay Letter of Credit Drawings	-16-
2.05	Letter of Credit Participations	-16-
2.06	Increased Costs	-19-

SECTION 3.	Fees; Commitments	-19-
3.01	Fees	-19-
3.02	Voluntary Reduction of Commitments	-20-
3.03	Mandatory Adjustments of Commitments, etc	-21-

SECTION 4.	Payments	-21-
4.01	Voluntary Prepayments	-21-
4.02	Mandatory Prepayments.	-22-
4.03	Method and Place of Payment	-28-
4.04	Net Payments	-28-
4.05	Blocked Accounts	-29-

SECTION 5.	Conditions Precedent	-30-
5.01	Execution of Agreement; Notes	-31-
5.02	No Default; Representations and Warranties	-31-
5.03	Notice of Borrowing; Letter of Credit Request; Etc.	-31-
5.04	Officer's Certificate	-31-
5.05	Opinions of Counsel	-31-
5.06	Corporate Documents; Proceedings	-31-
5.07	Plans; Existing Indebtedness Agreements; Shareholders'
     Agreements;  Management Agreements; Employment Agreements	-32-
5.08	Adverse Change, etc	-33-
5.09	Litigation	-33-
5.10	Approvals	-33-
5.11	Consummation of the Watson Merger	-33-
5.12	Common Stock Issuance	-34-
5.13	Minimum Availability	-34-
5.14	Guaranties	-34-
5.15	Security Documents	-34-
5.16	Solvency	-37-
5.17	Insurance Policies	-37-
5.18	Fees	-37-
5.19	Environmental Reports	-37-
5.20	Consent Letter	-37-
5.21	Initial Borrowing Base Certificate	-37-
5.22	Projections; Pro Forma Financial Statements	-37-
5.23	Existing Indebtedness	-38-
5.24	Repayment and Termination of Prior Indebtedness and Related Liens	-38-
5.25	Intentionally Omitted	-38-
5.26	Letter Agreement	-38-
5.27	Inventory Appraisal	-38-
5.28	Examination	-38-
5.29	Letter of Direction and Flow of Funds	-38-
5.30	Intentionally Omitted	-39-
5.31	Kelso Letter Agreement	-39-
5.32	Other Documents	-39-

SECTION 6.	Representations, Warranties and Agreements	-39-
6.01	Corporate Status	-39-
6.02	Corporate Power and Authority	-39-
6.03	No Violation	-40-
6.04	Litigation	-40-
6.05	Use of Proceeds; Margin Regulations	-40-
6.06	Governmental Approvals	-41-
6.07	Investment Company Act	-41-
6.08	Public Utility Holding Company Act	-41-
6.09	True and Complete Disclosure	-41-
6.10	Financial Condition; Financial Statements	-42-
6.11	Security Interests	-42-
6.12	Representations and Warranties in Documents	-43-
6.13	Consummation of Merger and Stock Issuances	-43-
6.14	Tax Returns and Payments	-43-
6.15	Compliance with ERISA	-43-
6.16	Subsidiaries	-44-
6.17	Patents, etc	-44-
6.18	Pollution and Other Regulations	-45-
6.19	Properties	-45-
6.20	Labor Relations	-46-
6.21	Existing Indebtedness	-46-
6.22	Capitalization	-46-
6.23	Compliance with Statutes, etc.	-46-
6.24	Inventory and Accounts	-46-
6.25	Consummation of Watson Merger	-47-

SECTION 7.	Affirmative Covenants	-47-
7.01	Information Covenants	-48-
7.02	Books, Records and Inspections	-49-
7.03	Maintenance of Property; Insurance	-50-
7.04	Payment of Taxes	-50-
7.05	Consolidated Corporate Franchises	-50-
7.06	Compliance with Statutes, etc	-50-
7.07	ERISA	-50-
7.08	Good Repair	-51-
7.09	End of Fiscal Years; Fiscal Quarters	-51-
7.10	Use of Proceeds	-51-
7.11	Additional Security; Further Assurances	-52-
7.12	Interest Rate Agreement	-53-
7.13	Additional Mortgages	-53-
7.14	Merger of Appalachian Distributing Corporation	-54-
7.15	Repayment of Indebtedness and Release of Liens.	-54-

SECTION 8.	Negative Covenants	-54-
8.01	Changes in Business	-54-
8.02	Consolidation, Merger, Sale or Purchase of Assets, etc	-54-
8.03	Liens	-55-
8.04	Indebtedness	-57-
8.05	Capital Expenditures	-57-
8.06	Advances, Investments and Loans	-58-
8.07	Prepayments of Indebtedness, etc	-62-
8.08	Capital Stock and Dividends, etc	-62-
8.09	Transactions with Affiliates	-64-
8.10	Fixed Charge Coverage Ratio	-64-
8.11	Minimum Consolidated EBITDA	-65-
8.12	Total Leverage Ratio	-66-
8.13	Interest Coverage Ratio	-67-
8.14	Subsidiary Stock	-68-

SECTION 9.      Events of Default	-68-
9.01	Payments	-68-
9.02	Representations, etc.	-68-
9.03	Covenants	-68-
9.04	Default Under Other Agreements	-68-
9.05	Bankruptcy, etc.	-68-
9.06	ERISA	-69-
9.07	Liens	-69-
9.08	Guaranties	-69-
9.09	Judgments	-70-
9.10	Change of Control	-70-

SECTION 10.  Definitions	-70-

SECTION 11.  	The Agent	-101-
11.01	Appointment	-101-
11.02	Nature of Duties	-101-
11.03	Lack of Reliance on the Agent	-101-
11.04	Certain Rights of the Agent	-102-
11.05	Reliance	-102-
11.06	Indemnification	-102-
11.07	The Agent in Its Individual Capacity	-102-
11.08	Holders	-103-
11.09	Resignation by the Agent	-103-

SECTION 12.  Miscellaneous.	-103-
12.01  Payment of Expenses, etc	-103-
12.02  Right of Setoff	-104-
12.03  Notices	-104-
12.04  Benefit of Agreement	-105-
12.05  No Waiver; Remedies Cumulative	-106-
12.06  Payments Pro Rata	-107-
12.07  Calculations; Computations	-107-
12.08  Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury
       Trial	-108-
12.09  Counterparts	-108-
12.10  Effectiveness	-108-
12.11  Headings Descriptive	-109-
12.12  Amendment or Waiver	-109-
12.13  Survival	-110-
12.14  Domicile of Loans	-110-
12.15  Confidentiality	-110-
12.16  Consent of Carlisle and Holdings	-110-



SCHEDULES

SCHEDULE 1.01	--	Commitments
SCHEDULE 5.24	--	Prior Indebtedness
SCHEDULE 6.06	--	Government Approvals
SCHEDULE 6.16	--	Subsidiaries
SCHEDULE 6.19	--	Properties
SCHEDULE 6.21	--	Existing Indebtedness
SCHEDULE 6.22	--	Capitalization
SCHEDULE 6.24	--	Inventory and Accounts
SCHEDULE 7.03	--	Insurance Policies
SCHEDULE 7.09	--	Fiscal Quarters and Years
SCHEDULE 8.03	--	Existing Liens
SCHEDULE 8.06	--	Investments
SCHEDULE 8.09	--	Management Fees
SCHEDULE 12.03	--	Notice Address


EXHIBITS

EXHIBIT 1.03		--	Form of Notice of Borrowing
EXHIBIT 1.05(A)	--	Form of A Term Note
EXHIBIT 1.05(B)	--	Form of B Term Note
EXHIBIT 1.05(C)	--	Form of Bridge Note
EXHIBIT 1.05(D)	--	Form of Revolving Note
EXHIBIT 1.05(E)	--	Form of Swingline Note
EXHIBIT 2.01		--	Existing Letters of Credit
EXHIBIT 2.03		--	Form of Letter of Credit Request
EXHIBIT 5.14		--	Form of Holdings Guaranty
EXHIBIT 5.15(A)	--	Form of Holdings Pledge Agreement
EXHIBIT 5.15(B)	--	Form of Borrower Security Agreement
EXHIBIT 5.15(C)	--	Form of Trademark Security Agreement
EXHIBIT 5.15(D)	--	Real Property Collateral
EXHIBIT 5.16		--	Form of Solvency Certificate
EXHIBIT 5.21		--	Form of Borrowing Base Certificate
EXHIBIT 7.01(e)	--	Form of Compliance Certificate
EXHIBIT 7.01(i)	--	Form of Inventory Schedule
EXHIBIT 12.04		--	Form of Assignment Agreement

                             	AMENDED AND RESTATED
                               CREDIT AGREEMENT

		THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 29, 1998, is by and among PEEBLES INC. a Virginia corporation (the "Borrower"), the lending institutions from time to time parties hereto (each a "Lender" and, collectively, the "Lenders"), and FLEET BANK, N.A., as agent (the "Agent") for the Lenders. Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.


                                   RECITALS:


		WHEREAS, PHC Retail Holding Company, a Delaware corporation ("Holdings"), and
Peebles Acquisition Corp., a Delaware corporation and a Wholly-Owned Subsidiary of Holdings ("Acquisition Corp."), were formed for the purpose of acquiring all of the issued and outstanding capital stock of the Borrower;

		WHEREAS, the acquisition was accomplished by the merger of Acquisition Corp. with and into the Borrower, with the Borrower as the surviving corporation, pursuant to term and conditions of the Agreement and Plan of Merger dated as of April 3, 1995 as amended as of June 2, 1995 (the "Merger Agreement") by and among Holdings, Acquisition Corp. and the Borrower;

		WHEREAS, the Borrower, the Agent and the Lenders have entered into that certain Credit Agreement dated as of June 9, 1995, as amended as of September 15, 1995, March 8, 1996, May 16, 1997, July 30, 1997 and April 9, 1998 (as so amended, the "Existing Credit Agreement") whereunder the
Lenders extended an A Term Facility in an aggregate principal amount of $20,000,000, a B Term Facility in an aggregate principal amount of $40,000,000, a Bridge Facility in an aggregate principal amount of $6,623,286 and a Revolving Facility in an aggregate principal amount not to exceed $75,000,000, the proceeds of which have been used by the Borrower as provided therein; and

		WHEREAS, the Borrower has requested that certain Lenders make additional A Term Loans in an aggregate principal amount of $643,750 and additional B Term Loans in an aggregate principal amount of $23,008,000, subject to certain restrictions set forth herein, the proceeds of which additional A Term Loans and B Term Loans will be used by the Borrower (i) to finance the Watson Merger (as defined below) and (ii) to pay fees and expenses incurred in connection with the Watson Merger;

		WHEREAS, the Borrower and Peebles Acquisition Subsidiary, Inc., a Delaware corporation ("PAS"), have entered into that certain Merger Agreement dated as of May 21, 1998 (the "Watson Merger Agreement") with Ira
A. Watson Co., a Delaware corporation ("Watson"), pursuant to which PAS will merge with and into Watson (the "PAS/Watson Merger") with Watson as the surviving corporation and becoming a Wholly-Owned Subsidiary of the Borrower;

		WHEREAS, the Lenders are willing to continue to make term loans and to continue to extend commitments to continue to make revolving credit loans and certain Lenders are willing to make additional A Term Loans and B
Term Loans, in each case for the respective purposes specified above and only on the terms and subject to the conditions set forth herein;

		WHEREAS, the Borrower, the Lenders and the Agent now wish to amend and restate the Existing Credit Agreement to, among other things, set forth the terms and conditions under which certain Lenders will make additional A Term Loans and B Term Loans to the Borrower and to restate the Existing Credit Agreement to reflect the amendments thereto; and

		WHEREAS, this Agreement shall become effective upon the date (the "Restatement Date") on which (i) this Agreement has been duly executed by the Borrower, the Agent and each Lender, and (ii) the Borrower has satisfied all of the conditions precedent more particularly set forth in Section 5 (but in the event such conditions have not been satisfied or waived on or before July 15, 1998, this Agreement shall be of no force or effect and the Existing Credit Agreement shall continue in full force and effect);

		NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:


1. 		SECTION Amount and Terms of Credit.

1.01 		Commitment .  Subject to and upon the terms and conditions
herein set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, each Lender severally agrees to make a loan or loans (each a "Loan" and, collectively, the "Loans") to the Borrower, which Loans shall be drawn, to the extent such Lender has a commitment under such Facility, under the A Term Facility, B Term Facility, Bridge Facility and the Revolving Facility, as set forth below:

 (a) 	Loans under the A Term Facility (each an "A Term Loan" and,
collectively, the "A Term Loans"), (i) shall be made pursuant to (A) a drawing by the Borrower on the Closing Date in the aggregate principal amount of $20,000,000 and (B) a drawing by the Borrower on the Restatement Date in the aggregate principal amount of $643,750 and made by the Lenders with Increased A Term Commitments, (ii) shall be made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to convert such A Term Loans pursuant to Section 1.06) and
(iii) shall not exceed in aggregate principal amount for any Lender at the time of occurrence thereof (A) the A Term Commitment, if any, of such Lender or (B) solely with respect to additional A Term Loans made on the Restatement Date, the Increased A Term Commitment, if any, of such
Lender. Once repaid, A Term Loans borrowed hereunder may not be reborrowed. The Borrower and the Lenders acknowledge (i) the repayment of $5,643,750 in aggregate principal amount of A Term Loans under the Existing Credit Agreement and (ii) the making of $20,000,000 in aggregate principal amount of A Term Loans on the Closing Date in accordance with the terms of the Existing Credit Agreement, and agree that $14,356,250 in aggregate outstanding principal amount of such A
Term Loans (in addition to the additional A Term Loans being made on the Restatement Date) continue to be outstanding pursuant to the terms and conditions of this Agreement and the other Loan Documents.

 (b) 	Loans under the B Term Facility (each a "B Term Loan" and,
collectively, the "B Term Loans") (i) shall be made pursuant to (A) a drawing by the Borrower on the Closing Date in the aggregate principal amount of $30,000,000, (B) a pro rata repayment to the Lenders with Revolving Commitments of $10,000,000 in principal amount of outstanding Revolving Loans owing to the Lenders by an additional $10,000,000 principal amount B Term Loan made by Fleet Bank to the Borrower on the Conversion Date, and (C) a drawing by the Borrower on the Restatement Date in the aggregate principal amount of $23,008,000 and made by the Lenders with Increased B Term Commitments, (ii) shall be made and initially maintained as Borrowings of Base Rate Loans (subject to the option to convert such B Term Loans pursuant to Section 1.06) and (iii) shall not exceed in aggregate principal amount for any Lender at the time of occurrence thereof (A) the B Term Commitment, if any, of such Lender or (B) solely with respect to additional B Term Loans made on the Restatement Date, the Increased B Term Commitment, if any, of such Lender. Once repaid, B Term Loans borrowed hereunder may not be reborrowed. The Borrower and the Lenders acknowledge (i) the repayment of $3,008,000 in aggregate principal amount of B Term Loans under the Existing Credit Agreement and (ii) the making of $30,000,000 in aggregate principal amount of B Term Loans on the Closing Date and an additional $10,000,000 B Term Loan on the Conversion Date in accordance with the terms of the Existing Credit Agreement, and agree that $36,992,000 in aggregate outstanding principal amount of such B
Term Loans (in addition to the additional B Term Loans being made on the Restatement Date) continue to be outstanding pursuant to the terms and conditions of this Agreement and the other Loan Documents.

(c) 	Loans under the Bridge Facility (each a "Bridge Loan" and,
collectively, the "Bridge Loans"), (i) shall be made pursuant to a single drawing which shall be on the Closing Date, (ii) shall be made and maintained as a single Borrowing of Base Rate Loans and (iii) shall not exceed in aggregate principal amount for any Lender at the time of occurrence thereof the Bridge Commitment, if any, of such Lender. Once repaid, Bridge Loans borrowed hereunder may not be reborrowed.

(d) 	Loans under the Revolving Facility (each a "Revolving Loan" and, collectively, the "Revolving Loans"), (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Expiry
Date, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (A) all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Loans of the same Type and (B) Revolving
Loans maintained as Eurodollar Loans may not be incurred prior to the Syndication Date, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in the aggregate for all Lenders at any time outstanding, when combined with the aggregate principal amount of all Swingline Loans then outstanding and all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, the Borrowing Base at such time and (v) shall not exceed for any Lender at any time outstanding that aggregate principal amount which, when combined with the aggregate outstanding principal amount of all other Revolving Loans of such Lender and with such Lender's Adjusted Revolving Commitment Percentage, if any, of the sum of (A) the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (B) the outstanding principal amount of Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, equals (1) if such Lender is a Non-Defaulting Lender, the Adjusted Revolving Commitment, if any, of such Lender at such time and (2) if such Lender is a Defaulting Lender, the Revolving Commitment, if any, of such Lender at such time. The
Borrower, the Agent and all of the Lenders agree and acknowledge that, as of the Conversion Date, $10,000,000 in principal amount of outstanding Revolving Loans owing to the Lenders were repaid pro rata from the proceeds of a $10,000,000 principal amount B Term Loan made by Fleet
Bank to the Borrower pursuant to Section 1.01(b). The Borrower and the Lenders acknowledge the making of the Revolving Loans which are outstanding on the Restatement Date in accordance with the terms of the Existing Credit Agreement and agree that such Revolving Loans shall continue to be outstanding pursuant to the terms and conditions of this Agreement and the other Loan Documents.

(e) 	Subject to and upon the terms and conditions herein set forth, Fleet
Bank in its individual capacity agrees to make at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a loan or loans to the Borrower (each a "Swingline Loan," and, collectively, the "Swingline Loans"), which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans made by Non-Defaulting Lenders then outstanding and the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, an amount equal to the Adjusted Total Revolving Commitment then in effect (after giving effect to any reductions to the Adjusted Total Revolving Commitment on such date), (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time, the Borrowing Base at such time and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Fleet Bank will not make a Swingline
Loan after it has received written notice from the Required Lenders that one or more of the applicable conditions to Credit Events specified in
Section 5 are not then satisfied.

(f) 	On any Business Day, Fleet Bank may, in its sole discretion, give notice to the Revolving Lenders that its outstanding Swingline Loans shall be repaid with a Borrowing of Revolving Loans (provided that each such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 9.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 9), in which case a Borrowing of Revolving Loans constituting Base Rate Loans
(each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all Revolving Lenders pro rata based on each Revolving Lender's Adjusted Revolving Commitment
Percentage, and the proceeds thereof shall be applied directly to repay
Fleet Bank for such outstanding Swingline Loans.  Each Revolving
Lender hereby irrevocably agrees to make Base Rate Loans upon one
Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by Fleet Bank notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the Minimum
Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 5 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) any reduction in the Total Revolving
Commitment, the Adjusted Total Revolving Commitment or the
Borrowing Base after any such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Revolving Lender (other than Fleet Bank) hereby agrees that it shall forthwith purchase from Fleet Bank (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause the Revolving Lenders to share in such Swingline
Loans ratably based upon their respective Adjusted Revolving
Commitment Percentages, provided that all interest payable on the Swingline Loans shall be for the account of Fleet Bank until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the Revolving Lender purchasing same from and after such date of purchase.

    1.02 		Minimum Borrowing Amounts, etc.   The aggregate principal
amount of each Borrowing under a Facility shall not be less than the Minimum Borrowing Amount for such Facility. The aggregate principal amount of each Borrowing of Swingline Loans shall not be less than $25,000, and, if greater, shall be in an integral multiple of $25,000. More than one Borrowing may be incurred on any day; provided, however, that at no time shall there be outstanding more than five (5) Borrowings of Eurodollar Loans.

    1.03 		Notice of Borrowing .  Whenever the Borrower desires to incur
Loans under any Facility (excluding Borrowings of Swingline Loans and
Mandatory Borrowings), it shall give the Agent at its Notice Office, prior to
11:00 A.M. (New York time), at least three Business Days' prior written notice
(or telephonic notice promptly confirmed in writing) of each Borrowing of
Eurodollar Loans and at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate
Loans to be made hereunder.  Each such notice (each a "Notice of Borrowing")
shall be in the form of Exhibit 1.03 hereto and shall be irrevocable and shall specify (i) the Facility pursuant to which such Borrowing is being made, (ii)
the aggregate principal amount of the Loans to be made pursuant to such
Borrowing, (iii) the date of Borrowing (which shall be a Business Day) and (iv)
whether the respective Borrowing shall consist of Base Rate Loans or (to the extent permitted) Eurodollar Loans and, if Eurodollar Loans, the Interest Period
to be initially applicable thereto. The Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Lender's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

(b)  		  (i) Whenever the Borrower desires to make a Borrowing of
Swingline Loans hereunder, it shall give Fleet Bank, prior to 1:00 P.M. (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and shall specify in each case (A) the date of such Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loan to be made pursuant to such Borrowing.

     (ii) Mandatory Borrowings shall be made upon the notice specified in
Section 1.01(f), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

     (c) 		Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the
Agent or Fleet Bank (in the case of a Borrowing of Swingline Loans), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Agent or Fleet Bank in good faith to be from an Authorized Officer of the Borrower.  In each such case, the
Borrower hereby waives the right to dispute the Agent's or Fleet Bank's record of the terms of such telephonic notice.

    1.04 		Disbursement of Funds .   No later than 2:00 P.M. (New York
time) on the date specified in each Notice of Borrowing, each Lender with a
Commitment under the respective Facility will make available its pro rata share of each Borrowing requested to be made on such date in the manner provided below, provided that all Revolving Loans made pursuant to Section 1.01(e) to refund outstanding Swingline Loans shall be made available to Fleet Bank no later than 2:00 P.M. (New York time) on the date so requested.  All such amounts shall be made available to the Agent in Dollars and immediately available funds at the Payment Office and the Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received.  Unless the Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Agent its portion of the Borrowing or
Borrowings to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on such date of Borrowing, and the
Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.
If such corresponding amount is not in fact made available to the Agent by such
Lender and the Agent has made available same to the Borrower, the Agent shall be entitled to recover such corresponding amount from such Lender.  If such
Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the
Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds
Effective Rate or (ii) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.

(b) 		Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

1.05 		Notes .(a)  The Borrower's obligation to pay the principal of, and interest on, the Loans made to it by each Lender shall be evidenced (i) if A
Term Loans, by a promissory note substantially in the form of Exhibit 1.05(A) hereto with blanks appropriately completed in conformity herewith (each an "A Term Note" and, collectively, the "A Term Notes"), (ii) if B Term Loans, by a promissory note substantially in the form of Exhibit 1.05(B) hereto with blanks appropriately completed in conformity herewith (each a "B Term Note" and, collectively, the "B Term Notes"), (iii) if Bridge Loans, by a promissory note substantially in the form of Exhibit 1.05(C) hereto with blanks appropriately completed in conformity herewith (each "Bridge Note" and, collectively, the "Bridge Notes"), (iv) if Revolving Loans, by a promissory note substantially in the form of Exhibit 1.05(D) hereto with blanks appropriately completed in conformity herewith (each a "Revolving Note" and, collectively, the "Revolving Notes") and (v) if Swingline Loans, by a promissory note substantially in the form of Exhibit 1.05(E) hereto with blanks appropriately completed in conformity herewith (the "Swingline Note").

(b) 		The A Term Note issued to each Lender that makes any A Term Loan shall (i)
be executed by the Borrower, (ii) be payable to the order of such
Lender and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the A Term Loans made by such Lender on the Initial Borrowing
Date (or subsequently purchased by such Lender) and be payable in the principal amount of A Term Loans evidenced thereby, (iv) mature on the A Term Loan
Maturity Date, (v) bear interest as provided in the appropriate clause of
Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in
Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Loan Documents.

(c) 		The B Term Note issued to each Lender that makes any B Term Loan shall (i)
 be executed by the Borrower, (ii) be payable to the order of such
Lender and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the B Term Loans made by such Lender on the Initial Borrowing
Date (or subsequently purchased by such Lender) and be payable in the principal amount of B Term Loans evidenced thereby, (iv) mature on the Final Maturity
Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in
Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Loan Documents.

(d) 		The Bridge Note issued to each Lender that makes any Bridge Loan shall
   (i) be executed by the Borrower, (ii) be payable to the order of such
Lender and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Bridge Loans made by such Lender on the Initial Borrowing
Date and be payable in the principal amount of Bridge Loans evidenced thereby,
(iv) mature on the Bridge Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 4.02 and
(vii) be entitled to the benefits of this Agreement and the other Loan
Documents.

(e) 		The Revolving Note issued to each Lender with a Revolving
Commitment shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Revolving Commitment of such Lender and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Expiry Date, (v) bear interest as provided in the appropriate clause of
Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in
Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Loan Documents.

(f) 		The Swingline Note issued to Fleet Bank shall (i) be executed by the Borrower, (ii) be payable to the order of Fleet Bank and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of Swingline Loans evidenced thereby, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in Section 1.08 in respect of the Base Rate Loans evidenced thereby and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.

(g) 		Each Lender will note on its internal records the amount of each
Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans.


1.06 		Conversions .  The Borrower shall have the option to convert on any Business Day occurring on and after the Syndication Date all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans owing (other than Swingline Loans and Bridge Loans, which at all times shall be maintained as Base Rate Loans) pursuant to a single Facility into a Borrowing or Borrowings pursuant to such Facility of another Type of Loan, provided that (i) except as otherwise provided in
Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable thereto and no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion and (iii) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in
Section 1.02. Each such conversion shall be effected by the Borrower giving the Agent at its Notice Office, prior to 11:00 A.M. (New York time), at least three Business Days' (or one Business Days', in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion") specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

1.07 		Pro Rata Borrowings .  All Loans under this Agreement (other than
Swingline Loans) shall be made by the Lenders pro rata on the basis of their A Term Commitments, B Term Commitments, Bridge Commitments or Revolving Commitments, as the case may be; provided, however, that additional A Term
Loans and B Term Loans made on the Restatement Date shall be made by the Lenders based on their Increased A Term Commitments and Increased B Term Commitments, respectively. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it ereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

1.08 		Interest .  (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity
(whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Base Rate Margin plus the Base Rate in effect from time to time.

(b) 		The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Eurodollar Margin plus the relevant Eurodollar Rate.

(c) 		All overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applicable Base Rate Margin for Revolving Loans; provided, however, that no Loan shall bear interest after maturity (whether by acceleration or otherwise) at a rate per annum less than 2% plus the rate of interest applicable thereto at maturity.

(d) 		Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each April, July, October and January, (ii) in respect of each Eurodollar
Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six months, on the date occurring three (and in respect of a 12 month interest period, if any, also six and nine) months after the first day of such Interest Period and (iii) in respect of each Loan, on any prepayment or conversion (other than the prepayment and conversion of Base Rate Revolving Loans) (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) 		All computations of interest hereunder shall be made in accordance with Section 12.07(b).

(f) 		The Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Lenders thereof.

1.09 		Interest Periods .  (a) At the time the Borrower gives a Notice of
Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest
Period applicable thereto) or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month, or if available to all Lenders, twelve month period. Notwithstanding anything to the contrary contained above:

(i) 	all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) 	the initial Interest Period for any Borrowing of Eurodollar Loans
shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest
Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(iii) 	if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) 	if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) 	no Interest Period shall extend beyond the Expiry Date (in the case of Revolving Loans), the A Term Loan Maturity Date (in the case of A
Term Loans) or the Final Maturity Date (in the case of B Term Loans);

(vi) 	no Interest Period with respect to any Borrowing of Term Loans under a Facility may be elected that would extend beyond any date upon which a Scheduled Repayment or a mandatory repayment is required to be made in respect of such Facility, as the case may be, if, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term Loans maintained as Eurodollar Loans under such Facility with Interest Periods ending after such date would exceed the aggregate principal amount of Term Loans of such Facility permitted to be outstanding after such Scheduled Repayment or mandatory repayment, as the case may be; and

(vii) 	no Interest Period may be elected at any time when a Default or an
Event of Default is then in existence.

(b) 		If upon the expiration of any Interest Period, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.


1.10 		Increased Costs, Illegality, etc .   (a) In the event that (x) in the
case of clause (i) below, the Agent or (y) in the case of clauses (ii) and (iii)
below,any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) 	on any date for determining the Eurodollar Rate for any Interest
Period that, by reason of any changes arising after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) 	at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Closing Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market since the Closing Date (or, if such Lender becomes a Lender after the Closing Date, since the date such Lender becomes a Lender hereunder); or

(iii) 	at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Lender customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Agent in the case of clause (i)
 above) shall, (A) on such date and (B) within ten Business Days of the date on which such event no longer exists, give notice (by telephone confirmed in writing) to the Borrower and to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Lenders). Thereafter (A) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (B) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (C) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) 		At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in
the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) the
Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the
Borrower was notified by a Lender pursuant to Section 1.10(a)(ii) or (iii), or
(ii) if the affected Eurodollar Loan is then outstanding, upon at least three
Business Days' notice to the Agent, require the affected Lender to convert each such Eurodollar Loan into a Base Rate Loan, provided that if more than one
Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

(c) 		If any Lender shall have determined that after the Closing Date, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the
Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice, and shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.11 		Compensation .  (a) The Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its
Eurodollar Loans) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment, repayment (including any prepayment or repayment made pursuant to Section 4.01 or 4.02 or as a result of an acceleration of the Loans pursuant to Section 9) or conversion of any of its
Eurodollar Loans occurs on the date which is not the last day of an Interest
Period applicable thereto; (iii) if any prepayment of any of its Eurodollar
Loans is not made on any date specified in a notice of prepayment given by the
Borrower; or (iv) as a consequence of (A) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (B)
an election made pursuant to Section 1.10(b).

(b) 		Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 1.10, 2.06 or 4.04 is given by any Lender more than 180 days after such Lender obtained, or reasonably should have obtained, knowledge of the occurrence of the event giving rise to the additional costs of the type described in such Section, such Lender shall not be entitled to compensation under Section 1.10, 2.06 or 4.04 for any amounts incurred or accruing prior to the giving of such notice to the Borrower.
(h)
1.12 		Change of Lending Office .  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or
(iii), 1.10(c), 2.06 or 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section
1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 1.10, 2.06 or 4.04.

1.13 		Replacement of Lenders .  Upon the occurrence of any event
giving rise to the operation of Section 1.10(a)(ii), Section 1.10(c), Section
2.06 or
Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, or if a Lender becomes a Defaulting Lender or, in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as provided in Section 12.12, the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Lender (the "Replaced Lender") with one or more other Eligible Transferee or Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the "Replacement Lender") reasonably acceptable to the Agent, provided that (i) at the time of any replacement pursuant to this
Section 1.13, the Replacement Lender shall enter into one or more Assignment Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (A) the Replaced Lender in respect thereof an amount equal to the sum of (1) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (2) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (3) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.01 and (B) the Letter of Credit Issuer an amount equal to such Replaced Lender's Adjusted Revolving Commitment Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender, and (ii) all obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment Agreements, the payment of amounts referred to in clauses (i) and
(ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender.

	SECTION 2.   Letters of Credit.

2.01 		Letters of Credit .  (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request that a Letter of Credit Issuer at any time and from time to time on or after the Initial Borrowing Date and prior to the Expiry Date to issue, for the account of the Borrower and in support of (i)
trade obligations of the Borrower and/or its Subsidiaries (each such letter of credit a "Trade Letter of Credit" and, collectively, the "Trade Letters of
Credit") and/or (ii) such other obligations of the Borrower that are acceptable to the Agent (each such letter of credit a "Standby Letter of Credit" and, collectively, the "Standby Letters of Credit" and together with the Trade
Letters of Credit, the "Letters of Credit"), and subject to and upon the terms and conditions herein set forth the Letter of Credit Issuer agrees to issue from time to time, irrevocable letters of credit in such form as may be approved by the Letter of Credit Issuer and the Agent.  The Borrower, the Agent and each of the Lenders hereby agree that each of the letters of credit set forth on Exhibit
2.01 hereto issued by Fleet Bank and outstanding on the Closing Date under the
Prior Credit Agreement shall be deemed to be a Letter of Credit issued and continuing under, and governed by all of the terms and conditions of, this
Agreement, with Fleet Bank acting as the Letter of Credit Issuer with respect thereto.  The Borrower and the Lenders acknowledge the making of the Letters of
Credit which are outstanding on the Restatement Date in accordance with the terms of the Existing Credit Agreement and agree that such Letters of Credit shall continue to be outstanding pursuant to the terms and conditions of this
Agreement and the other Loan Documents.

(b) 		Notwithstanding the foregoing, (i) no Letter of Credit shall be issued, the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (A) $7,500,000 or (B) when added to the aggregate principal amount of all Revolving Loans made by Non-Defaulting Lenders and Swingline
Loans then outstanding, the Adjusted Total Revolving Commitment at such time; and (ii) (A) each Standby Letter of Credit shall have an expiry date occurring not later than one year after such Lender of Credit's date of issuance although any Letter of Credit may be renewable for successive periods of up to 12 months, but not beyond the Business Day next preceding the Expiry Date, on terms acceptable to the Letter of Credit Issuer and in no event shall any Standby Letter ofCredit have an expiry date occurring later than the Business Day next preceding the Expiry Date and (B) such Trade Letter of Credit shall have an expiry date occurring no later than the earlier of (1) 180 days after the issuance thereof or (2) 30 days prior to the Expiry Date.

(c) 		Notwithstanding the foregoing, in the event a Lender Default exists, the Letter of Credit Issuer shall not be required to issue any Letter of Credit unless the Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate the Letter of Credit Issuer's risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender's or Lenders' Revolving Percentage of the Letter of Credit Outstandings.

2.02 		Minimum Stated Amount .  The initial Stated Amount of each
Letter of Credit shall not be less than $10,000 or such lesser amount acceptable to the Letter of Credit Issuer and the Agent.

2.03 		Letter of Credit Requests; Notices of Issuance .  (a)  Whenever it
desires that a Letter of Credit be issued, the Borrower shall give the Agent and the Letter of Credit Issuer written notice (including by way of telecopier), in the form of Exhibit 2.03 hereto, prior to 1:00 P.M. (New York time) at least three Business Days (or such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each a "Letter of Credit Request"), which Letter of Credit
Request shall include an application for such Letter of Credit and any other documents that the Letter of Credit Issuer customarily requires in connection therewith. The Agent shall promptly notify each Lender of each Letter of Credit Request.

(b) 		The Letter of Credit Issuer shall, on the date of each issuance of a
Letter of Credit by it, give the Agent, each Lender and the Borrower written notice of the issuance of such Letter of Credit, accompanied by a copy to the
Agent of the Letter of Credit or Letters of Credit issued by it.

2.04 		Agreement to Repay Letter of Credit Drawings .  (a) The Borrower
hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Agent at the Payment Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date on which the Borrower is notified by the Letter of Credit Issuer of such payment or disbursement with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be 1-1/2% in excess of the Base Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of payment or disbursement), such interest also to be payable on demand.

(b) 		The Borrower's obligation under this Section 2.04 to reimburse the
Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Letter of Credit Issuer, the Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

2.05 		Letter of Credit Participations .  (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer
shall be deemed to have sold and transferred to each other Revolving Lender, and each such Revolving Lender (each a "Participant") shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit
Issuer,without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Adjusted Revolving Commitment Percentage, in such
Letter of Credit, each drawing made thereunder and the obligations of the
Borrower under this Agreement with respect thereto (although the Letter of
Credit Fee shall be payable directly to the Agent for the account of the Lenders as provided in Section 3.01(b) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto.  Uponany change in the Revolving Commitments or Adjusted
Revolving Commitment Percentages of the Revolving Lenders pursuant to Section
12.04(b) or upon a Lender Default, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.05 to reflect the new Adjusted Revolving Commitment Percentages of the assigning and assignee
Lender or of all Revolving Lenders, as the case may be.

(b) 		In determining whether to pay under any Letter of Credit, the
Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they strictly comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c) 		In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to Section 2.04(a), the Letter of Credit Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Agent for the account of the Letter of Credit Issuer, the amount of such Participant's Adjusted Revolving Commitment Percentage of such payment in Dollars and in same day funds; provided, however, that no Participant shall be obligated to pay to the Agent its Adjusted Revolving Commitment Percentage of such unreimbursed amount for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Agent so notifies any Participant required to fund an Unpaid Drawing under a Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Agent for the account of the Letter of Credit Issuer such Participant's Adjusted Revolving Commitment Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Adjusted Revolving Commitment Percentage of the amount of such Unpaid Drawing available to the Agent for the account of the Letter of Credit Issuer, such Participant agrees to pay to the Agent for the account of the Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds Effective Rate. The failure of any Participant to make available to the Agent for the account of the Letter of Credit Issuer its Adjusted Revolving Commitment Percentage of any Unpaid Drawing under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Agent for the account of the Letter of Credit Issuer its Adjusted Revolving Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Agent for the account of the Letter of Credit Issuer such other Participant's Adjusted Revolving Commitment Percentage of any such payment.

(d) 		Whenever the Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Agent has received for the account of the Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Agent and the Agent shall promptly pay to each Participant which has paid its Adjusted Revolving Commitment Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant's Adjusted Revolving Commitment Percentage of the principal amount thereof and interest thereon accruing at the overnight Federal Funds Effective Rate after the purchase of the respective participations.

(e) 		The obligations of the Participants to make payments to the Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (provided that no Participant shall be required to make payments resulting from the Letter of Credit Issuer's gross negligence or willful misconduct) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) 	any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
(ii) 	the existence of any claim, set-off, defense or other right which the
Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) 	any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) 	the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v) 	the occurrence of any Default or Event of Default.

(f) 		To the extent the Letter of Credit Issuer is not indemnified by the
Borrower, the Participants will reimburse and indemnify the Letter of Credit
Issuer, in proportion to their respective "percentages" of the Total Revolving
Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit;
provided, however, that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Letter of Credit Issuer's gross negligence or willful misconduct.

2.06 		Increased Costs .  If at any time after the Closing Date, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Letter of Credit Issuer or such Lender's participation therein, or (ii) shall impose on the Letter of Credit Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender's participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by the Letter of Credit Issuer or such Lender (a copy of which notice shall be sent by the Letter of Credit Issuer or such Lender to the Agent), the Borrower shall pay to the Letter of Credit Issuer or such Lender such additional amount or amounts as will compensate the Letter of Credit Issuer or such Lender for such increased cost or reduction. A certificate submitted to the Borrower by the Letter of Credit Issuer or such Lender, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Lender to the Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Lender as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.06 upon the subsequent receipt thereof.

SECTION  3.   Fees; Commitments.

3.01 		Fees .   (a) The Borrower agrees to pay to the Agent a commitment fee
("Commitment Fee") for the account of each Non-Defaulting Lender with a
Revolving Commitment for the period from and including the date of this
Agreement to, but not including, the date the Total Revolving Commitment has been terminated, computed at a rate for each day equal to the Applicable
Commitment Fee.  Such Commitment Fee shall be due and payable in arrears on the last Business Day of each April, July, October and January and on the date upon which the Total Revolving Commitment is terminated.

(b) 		The Borrower agrees to pay to the Agent for the account of each
Non-Defaulting Lender pro rata on the basis of their respective Adjusted Revolving Commitment Percentages, a fee in respect of each Letter of Credit (the "Letter of Credit Fee") computed at the rate equal to the Applicable Eurodollar Margin then in effect with respect to Revolving Loans on the average daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each April, July, October and January of each year and on the date upon which the Total Revolving Commitment is terminated.

(c) 		The Borrower agrees to pay to the Agent for the account of the
Letter of Credit Issuer a fee in respect of each Letter of Credit (the "Facing Fee") computed at the rate of 1/2 of 1% per annum on the average daily Stated Amount of such Letter of Credit, provided, that in no event shall the annual Facing Fee be less than $500. Accrued Facing Fees shall be due and payable quarterly in arrears on the last Business Day of each April, July, October and January of each year and on the date upon which the Total Revolving Commitment is terminated.

(d) 		The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit such amount as shall at the time of such issuance, drawing or amendment be the administrative charge which the Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments of, letters of credit issued by it.

(e) 		The Borrower shall pay (i) to Fleet Bank on the Restatement Date for its own account and/or for distribution to the Lenders as determined by Fleet Bank in its sole discretion, such fees as heretofore separately agreed by the Borrower and Fleet Bank pursuant to the letter agreement dated as of May 12, 1998 and executed by them and (ii) the Agent on the Effective Date and on each anniversary thereof for its own account such fee as separately agreed to between the Borrower and the Agent pursuant to the letter agreement dated as of May 2, 1995.

(f) 		All computations of Fees shall be made in accordance with
Section 12.07(b).

3.02 		Voluntary Reduction of Commitments .  Upon at least three Business Days'
prior written notice (or telephonic notice confirmed in writing) to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving
Commitment; provided, however, that (i) any such termination shall apply to proportionately and permanently reduce the Revolving Commitment of each
Lender, (ii) no such reduction shall reduce any Non-Defaulting Lender's
Revolving Commitment to an amount that is less than the sum of (A) the outstanding Revolving Loans of such Lender plus (B) such Lender's Adjusted
Revolving Commitment Percentage of outstanding Swingline Loans and of Letter of
Credit Outstandings and (iii) any partial reduction pursuant to this Section
3.02 shall be in the amount of at least $1,000,000, and, if greater, shall be in an integral multiple of $1,000,000.

3.03 		Mandatory Adjustments of Commitments, etc .  (a) The Total
Commitment (and the A Term Commitment, B Term Commitment, Bridge
Commitment and Revolving Commitment of each Lender) shall terminate on the Expiration Date unless the Initial Borrowing Date has occurred on or before such date.

(b) 		Each of the Total A Term Commitment, B Term Commitment and Total Bridge
Commitment shall terminate in its entirety on the Initial Borrowing
Date (after giving effect to the making of the A Term Loans, B Term Loans and
Bridge Loans on such date), provided that the Increased A Term Commitments and Increased B Term Commitments shall terminate in their entirety on the
Restatement Date (after giving effect to the making of the additional A Term
Loans and B Term Loans on the Restatement Date).

(c) 		The Total Revolving Commitment (and the Revolving
Commitment of each Revolving Lender) shall terminate on the Expiry Date.

(d) 		Intentionally Omitted.

(e) 		Intentionally Omitted.

(f) 		Any partial reduction of the Total Revolving Commitment
pursuant to this Section 3.03 shall apply proportionately to the Revolving Commitment of each Revolving Lender.

SECTION 4.    Payments.

4.01 		Voluntary Prepayments . The Borrower shall have the right to prepay Loans in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) the Borrower shall give the Agent at the
Payment Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are A Term Loans,
B Term Loans, Bridge Loans, Revolving Loans or Swingline Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s)
pursuant to which made, which notice shall be given by the Borrower at least one
Business Day prior to the date of such prepayment with respect to Base Rate
Loans (other than Swingline Loans, with respect to which notice shall be given by the Borrower on the day of prepayment) and two Business Days prior to the date of such prepayment with respect to Eurodollar Loans, which notice shall promptly be transmitted by the Agent to each of the Lenders, provided that no notice shall be required with respect to any prepayments made with funds received by the Agent from the Blocked Accounts (such funds, "Blocked Account
Proceeds") as provided in Section 4.05, which funds shall be applied by the
Agent on a daily basis or such other frequency as the Agent may determine,
(ii) each partial prepayment of any Borrowing (other than any Borrowing of
Swingline Loans or a Borrowing of Revolving Loans that is prepaid solely with
Blocked Account Proceeds) shall be in an aggregate principal amount of at least
$500,000 and, if greater in an integral multiple of $100,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such
Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) at the time of any prepayment of Eurodollar Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to
Section 1.11; (iv) each prepayment in respect of any Loans made pursuant to a
Borrowing shall be applied pro rata among such Loans, provided that (A) at the
Borrower's election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01, such prepayment shall not be applied to any
Revolving Loans of a Defaulting Lender, and (B) Blocked Account Proceeds
shall be applied first to prepay any outstanding Swingline Loans and second to prepay any outstanding Revolving Loans, and, with respect to such Revolving
Loans, first to prepay any Base Rate Loans and second to prepay any Eurodollar
Loans; and (v) each prepayment of Term Loans pursuant to this Section 4.01 shall be applied to A Term Loans (in an amount equal to the A Term Loan
Percentage of such prepayment) and B Term Loans (in an amount equal to the B Term Loan Percentage of such prepayment) and shall be applied first to reduce the remaining Scheduled Repayments in the then current fiscal year of the
Borrower of each of the A Term Loans and B Term Loans in the direct order of their maturity and second to reduce the remaining Scheduled Repayments of each of the A Term Loans and the B Term Loans in the inverse order of their maturity.

4.02 		Mandatory Prepayments.

(A)  Requirements:

(a) (i) 		If on any date (i) the sum of the aggregate outstanding principal amount of Revolving Loans made by Non-Defaulting Lenders, Swingline Loans and the Letter of Credit Outstandings exceeds the Adjusted Total Revolving
Commitment as then in effect or (ii) the aggregate outstanding principal amount of all Revolving Loans and of all Swingline Loans and the Letter of Credit
Outstandings shall have exceeded the Borrowing Base at such time for any period of two consecutive Business Days, the Borrower shall repay on such date the principal of Swingline Loans, and if no Swingline Loans are or remain outstanding, Revolving Loans of Non-Defaulting Lenders, in an aggregate amount equal to such excess.  If, after giving effect to the repayment of all outstanding Swingline Loans and Revolving Loans of Non-Defaulting Lenders,
the aggregate amount of Letter of Credit Outstandings exceeds the Adjusted Total
Revolving Commitment then in effect, the Borrower shall pay to the Agent an amount in cash and/or Cash Equivalents equal to such excess (up to the aggregate amount of the Letter of Credit Outstandings at such time) and the Agent shall hold
such payment as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Agent (which shall permit certain investments in Cash
Equivalents satisfactory to the Agent, until the proceeds are applied to the secured obligations).

(ii) 			If on any date the aggregate outstanding principal amount
of the Revolving Loans made by a Defaulting Lender exceeds the Revolving Commitment of such Defaulting Lender, the Borrower shall repay principal of Revolving Loans of such Defaulting Lender in an amount equal to such excess.

(b) 		(i) On each date set forth below, the Borrower shall be required to repay the principal amount of A Term Loans set forth opposite such date (each such repayment, together with each repayment of B Term Loans required by clause (b)(ii) below, a "Scheduled Repayment"):

Repayment Date                  Amount

July 31, 1995                   $250,000
October 31, 1995                $250,000
January 31, 1996                $250,000
April 30, 1996                  $250,000
July 31, 1996                   $425,000
October 31, 1996                $425,000
January 31, 1997                $425,000
April 30, 1997                  $425,000
July 31, 1997                   $675,000
October 31, 1997                $675,000
January 31, 1998                $675,000
April 30, 1998                  $918,750
July 31, 1998                   $750,000
October 31, 1998                $750,000
January 31, 1999                $750,000
April 30, 1999                  $750,000
July 31, 1999                   $750,000
October 31, 1999                $750,000
January 31, 2000                $750,000
April 30, 2000                  $750,000
July 31, 2000                   $750,000
October 31, 2000                $750,000
January 31, 2001                $750,000
April 30, 2001                  $750,000
July 31, 2001                   $750,000
October 31, 2001                $750,000
January 31, 2002                $750,000
April 30, 2002                  $750,000
July 31, 2002                   $750,000
October 31, 2002                $750,000
January 31, 2003                $750,000
A Term Loan Maturity Date       $750,000 or the then outstanding
                                principal amount of A Term Loans

		(ii)	The Borrower shall be required to repay the principal amount of B
Term Loans on each date set forth below as set forth opposite such date:

		Repayment Date				Amount

		July 31, 1995	  				$75,000
		October 31, 1995				$75,000
		January 31, 1996				$75,000
		April 30, 1996		  		$75,000
		July 31, 1996					  $75,000
		October 31, 1996				$75,000
		January 31, 1997				$75,000
		April 30, 1997				  $75,000
		July 31, 1997					 $102,000
		October 31, 1997			$102,000
		January 31, 1998			$102,000
		April 30, 1998				 $102,000
		July 31, 1998					 $150,000
		October 31, 1998			$150,000
		January 31, 1999			$150,000
		April 30, 1999				 $150,000
		July 31, 1999					 $150,000
		October 31, 1999			$150,000
		January 31, 2000			$150,000
		April 30, 2000				 $150,000
		July 31, 2000					 $150,000
		October 31, 2000			$150,000
		January 31, 2001			$150,000
		April 30, 2001				 $150,000
		July 31, 2001					 $150,000
		October 31, 2001			$150,000
		January 31, 2002			$150,000
		April 30, 2002				 $150,000
		July 31, 2002					 $150,000
	 October 31, 2002	  $150,000
		January 31, 2003			$150,000
		April 30, 2003			 	$150,000
		July 31, 2003					 $150,000
		October 31, 2003			$150,000
		January 31, 2004			$150,000
		Final Maturity Date			$56,550,000 or the then outstanding
                								principal amount of B Term Loans

(c) 		On the Business Day following the date of receipt thereof by the Borrower and/or any of its Subsidiaries of the Cash Proceeds from any Asset Sale, an amount equal to 100% of the Net Cash Proceeds from such Asset Sale shall be applied first as a mandatory repayment of principal of the then outstanding Term
Loans (with the A Term Loan Percentage of such Net Cash Proceeds applied as a prepayment of the outstanding principal amount of A Term Loans and the B Term
Loan Percentage of such Net Cash Proceeds applied as a prepayment of the outstanding principal amount of B Term Loans) and second, after the Term Loans have been paid in full and are no longer outstanding, as a mandatory repayment of principal of the then outstanding Revolving Loans, provided that up to an aggregate of $250,000 of Net Cash Proceeds from Asset Sales shall not be required to be used to so repay Term Loans to the extent the Borrower elects, as hereinafter provided, to cause such Net Cash Proceeds to be reinvested in
Reinvestment Assets (a "Reinvestment Election"). The Borrower may exercise its
Reinvestment Election (within the parameters specified in the preceding sentence) with respect to an Asset Sale if (i) no Default or Event of Default
exists and (ii) the Borrower delivers a Reinvestment Notice to the Agent on the
Business Day following the date of the consummation of the respective Asset
Sale, with such Reinvestment Election being effective with respect to the Net
Cash Proceeds of such Asset Sale equal to the Anticipated Reinvestment Amount specified in such Reinvestment Notice.

(d) 		On the date of the receipt thereof by the Borrower and/or any of its
Subsidiaries, an amount equal to 100% of the proceeds (net of underwriting discounts and  commissions and other reasonable costs associated therewith) of the incurrence of Indebtedness by the Borrower and/or any of its Subsidiaries
(other than Indebtedness permitted by Section 8.04), shall be applied first as a mandatory repayment of principal of the then outstanding Term Loans (with the A
Term Loan Percentage of such proceeds applied as a prepayment of the outstanding principal amount of A Term Loans and the B Term Loan Percentage of such proceeds applied as a prepayment of the outstanding principal amount of
B Term Loans) and second, after the Term Loans have been paid in full and are no longer outstanding, as a mandatory repayment of principal of the then outstanding Revolving Loans.

(e) 		On the date of the receipt thereof by the Borrower, an amount equal to 100% of the proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) of any sale or issuance of its equity and 100% of any amount of cash received by the Borrower in connection with any capital contributions shall be applied as a mandatory repayment of principal of the then outstanding Revolving Loans and Term Loans, with 50% of such amount being applied to the outstanding Revolving Loans and 50% of such amount being applied to the outstanding Term Loans (such amount, the "Term
Loan Portion") (with the A Term Loan Percentage of the Term Loan Portion applied as a prepayment of the outstanding principal amount of A Term Loans and the B Term Loan Percentage of the Term Loan Portion applied as a prepayment of the outstanding principal amount of B Term Loans); provided, however, that equity proceeds received by the Borrower shall first be applied as a mandatory repayment of principal of the then outstanding Bridge Loans as required by Section 4.02(A)(j); and provided further, that capital contributions received by the Borrower from Holdings from proceeds of common stock of Holdings issued to management and other employees of the Borrower and its Subsidiaries after repayment of the Bridge Loan shall be applied as a mandatory repayment of principal of the then outstanding Revolving Loans.

(f) 		On each date which is 90 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year ending on February 3, 1996),
75% of Excess Cash Flow (such amount the "ECF Prepayment Amount") of the
Borrower and its Subsidiaries for the fiscal year then last ended shall be applied first as a mandatory repayment of principal of the then outstanding
Term Loans (with the A Term Loan Percentage of such ECF Prepayment Amount applied as a prepayment of the outstanding principal amount of A Term Loans and the B Term Loan Percentage of such ECF Prepayment Amount applied as a prepayment of the outstanding principal amount of B Term Loans) and second, after the Term Loans have been paid in full and are no longer outstanding, as a mandatory repayment of principal of the then outstanding Revolving Loans.

(g) 		On the Reinvestment Prepayment Date with respect to a
Reinvestment Election, an amount equal to the Reinvestment Prepayment
Amount, if any, for such Reinvestment Election shall be applied first as a repayment of the principal amount of the then outstanding Term Loans (with the A Term Loan Percentage of such Reinvestment Prepayment Amount applied as a prepayment of the outstanding principal amount of it A Term Loans and the B Term Loan Percentage of such Reinvestment Prepayment Amount applied as a prepayment of the outstanding principal amount of B Term Loans) and second, after the Term Loans have been paid in full and are no longer outstanding, as a mandatory repayment of principal of the then outstanding Revolving Loans.

(h) 		Notwithstanding anything to the contrary contained elsewhere in this Agreement, (i) all then outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date and (ii) all other then outstanding Revolving Loans shall be repaid in full on the Expiry Date.

(i) 		On the Contemplated Acquisition Termination Date the Borrower
shall be required to repay $2,000,000 of the principal amount of B Term Loans if the Specified Acquisition has not been consummated on or prior to such date pursuant to the terms and conditions of this Agreement.

(j) 		On the Bridge Maturity Date the Borrower shall be required to repay the Bridge Loan in full.

		(B)	Application:

		(a)	Each mandatory repayment of A Term Loans and B Term Loans
required to be made pursuant to Sections 4.02(A) (other than pursuant to clause
(b) and (e) thereof) shall be applied to reduce the Scheduled Repayments of A Term Loans and B Term Loans, respectively, on a pro rata basis (based upon the then remaining outstanding principal amount of each such Scheduled Repayments of A Term Loans and B Term Loans, respectively), with any such repayment of the A Term Loans, and any repayment of A Term Loans under Section
4.02(A)(e), applied to reduce the then remaining A Term Loan Scheduled
Repayments in the inverse order of their maturity, and each such repayment of B Term Loans, and any repayment of B Term Loans under Section 4.02(A)(e), applied to reduce the then remaining B Term Loan Scheduled Repayments in the inverse order of their maturity.

		(b)	With respect to each prepayment of Loans required by
Section 4.02, the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) under the affected Facility pursuant to which made; provided, however, that (i) Eurodollar Loans may so be designated for prepayment pursuant to this Section 4.02 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans made pursuant to such Facility with Interest Periods ending on such date of required prepayment and all Base Rate Loans made pursuant to such Facility have been paid in full; (ii) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Borrowing, such Borrowing shall be immediately converted into Base Rate Loans; (iii) each prepayment of any Revolving Loans made by Non-Defaulting Lenders pursuant to a Borrowing shall be applied pro rata among such Revolving Loans; and (iv) each prepayment of any Revolving Loans made by Defaulting Lenders pursuant to a Borrowing shall be applied pro rata among such Revolving Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Agent shall, subject to the above and Section 4.02(B)(c), make such designation.

		(c)	In the event that the amount of any required prepayment of Loans under Section 4.01 with respect to prepayments from Blocked Account Proceeds or under this Section 4.02 exceeds the aggregate principal amount of the then respective outstanding Term Loans, Revolving Loans or Swingline Loans, as the
case may be, being prepaid which consist of Base Rate Loans (the amount of any such excess being called the "Excess Amount"), the Borrower shall have the right, in lieu of making such prepayment in full, to prepay such outstanding
Base Rate Loans and to deposit an amount equal to the Excess Amount with the
Agent in a cash collateral account maintained by and in the sole dominion and control of the Agent for the ratable benefit of the Lenders holding Term Loans or Revolving Loans entitled thereto.  Any amount so deposited shall be held by the Agent as collateral for the Obligations and applied to the prepayment of
Eurodollar Loans at the end of the current Interest Period(s) applicable thereto.  On any day on which collected amounts remain on deposit in or to the credit of such cash collateral account after giving effect to the payment made on such day pursuant to such Section 4.01 or 4.02 and the Borrower shall have delivered to the Agent a written request or a telephonic request (which shall be promptly confirmed in writing) prior to 11:00 A.M. (New York time)
that such remaining collected amounts be invested in Cash Equivalents specified in such request, the Agent shall invest such funds, to the extent the Agent is reasonably able to do so, in such Cash Equivalents (as are acceptable to, and with no risk to, the Agent) on an overnight basis or with maturities such that amounts will be available to pay the Obligations secured thereby as they become due, whether at maturity, by acceleration or otherwise; provided, however, that any loss resulting from such investments shall be charged to and be immediately payable by the Borrower upon demand by the Agent.

4.03 		Method and Place of Payment .  Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Agent for the ratable (based on its pro rata share) account of the Lenders entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in Dollars at the Payment Office, it being understood that written notice by the Borrower to the Agent to make a payment from the funds in the Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

4.04 		Net Payments . (a)   All payments made by the Borrower hereunder,
under any Note or any other Loan Document, will be made without setoff, counterclaim or other defense. Except as provided for in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (but excluding any tax imposed on or measured by the net income
(or any franchise tax) of a Lender pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Lender is located or under the laws of which such Lender is organized or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of such Lender is located) and all interest, penalties or similar liabilities with respect thereto (collectively, "Taxes"). If any Taxes are so levied or imposed or required to be withheld, the Borrower agrees to pay the full amount of such Taxes and, if any, such additional amounts ("Additional Amounts") as may be necessary so that every payment of all amounts due hereunder, under any Note or under any other Loan Document, after withholding or deduction for or on account of any Taxes and such Additional Amounts, will not be less than the amount provided for herein or in such Note or in such other Loan Document.
The Borrower will indemnify and hold harmless the Agent and each Lender, and reimburse the Agent or such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by such Lender. Notwithstanding anything in this Section 4.04, the Borrower shall only be required to pay any Additional Amounts for the account of any Lender, if such Taxes arise by reason of changes in applicable income tax law, regulation, governmental rule, guideline, order or income tax treaty, or in the official interpretation of any thereof, from and after the date such Lender becomes a "Lender" under this Agreement; provided, however, that the Borrower shall not be required to pay any Additional Amounts, or indemnify or reimburse any Lender, in respect of, against or for any Taxes imposed as a result of such Lender's failure to comply with Section 4.04(b). The Borrower will furnish to the Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower.

(b) 		Each Lender, which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes agrees to provide to the Borrower on or prior to the Initial Borrowing Date or, in the case of a Lender that is an assignee or transferee of an interest under this
Agreement pursuant to Section 12.04 (unless the respective Lender was already a
Lender hereunder immediately prior to such assignment or transfer), upon the date of such assignment or transfer to such Lender, two original signed copies of Internal Revenue Service Form 4224 or Form 1001 certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement, under any Note and under any other Loan Document.  Each Lender which so delivers such Form 1001 or Form
4224 (or any successor forms), as the case may be, further agrees to deliver to the Borrower and the Agent two original signed copies of Form 1001 or Form
4224, as the case may be, before the date that the previously delivered form expires or becomes obsolete or prior to the occurrence of any event requiring a change in the most recent form so delivered, and such amendment thereto or extensions or renewal thereof as may be reasonably requested by the Borrower or the Agent, in each case, certifying to such Lender's entitlement to a complete exemption from, or reduction in, United States withholding tax with respect to payments to be made under this Agreement, under any Note and under any other
Loan Document.  Notwithstanding anything to the contrary contained in Section
4.04(a), the Borrower and the Agent shall be entitled, to the extent itis required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest fees or other amounts payable hereunder
(without any obligation under Section 4.04(a) to pay the respective Lender such taxes or any additional amounts with respect thereto) for the account of any Lender which is not a United States person (as such term is defined in
Section 7701(a)(30) of the Code) for United States federal income tax purposes and which has not provided to the Borrower and the Agent such forms required to be provided to the Borrower and the Agent by a Lender pursuant to the first sentence of this Section 4.04(b), provided that if the Borrower or the Agent shall so deduct or withhold any such taxes, it shall provide to such Lender certified copies of tax receipts evidencing such payment by the Borrower or the Agent.  Notwithstanding anything to the contrary contained in the preceding sentence, the Borrower agrees to indemnify each Lender in the manner set forth in Section 4.04(a) in respect of any amounts deducted or withheld by it as described in the previous sentence as a result of any changes after the date of this Agreement in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes, provided that each such Lender shall at the Borrower's reasonable request provide to the Borrower any applicable tax form or certificate necessary or appropriate for any exemption of the United
States withholding tax or the reduction in the rate of such withholding tax.

4.05 		Blocked Accounts .  At the request of the Agent which may be made upon the occurrence and during the continuance of an Event of Default, the Borrower shall establish blocked account arrangements and depository accounts (collectively, the "Blocked Accounts") with such depository institutions that receive payments or remittances with respect to the Borrower's or any Subsidiary's Accounts, or such other depository institutions as the Agent may determine, pursuant to blocked account agreements and subject to irrevocable instructions in form and substance satisfactory to the Agent, and in which the Borrower shall immediately deposit all payments made for Inventory or other payments constituting proceeds of Collateral (including, without limitation, remittances with respect to the Borrower's or any Subsidiary's Accounts) in the identical form in which such payment is made, whether by cash, check or otherwise, duly endorsed for collection, if necessary.

 		Pursuant to the aforementioned irrevocable instructions and blocked account agreements, all amounts held or deposited in the Blocked Accounts, upon collection of good funds in such Blocked Accounts, shall be wire transferred (or, at the Agent's election, transferred via ACH) to the Agent at its Payment Office as Agent may specify in writing and, upon becoming available funds, shall be applied first to pay any Obligations (other than principal or interest on the Loans) then due and payable and second to reduce the then outstanding principal balance of Swingline Loans and Revolving Loans pursuant to Section
4.01. If at any time the then outstanding balance of Swingline Loans and Revolving Loans shall be zero and no other Obligations are then due and payable, the Agent shall, on the Business Day following the Borrower's request, pay over to the Borrower amounts received by the Agent from the Blocked Accounts constituting available funds in excess of Obligations then due and payable (provided, that if a Default or an Event of Default shall have occurred and then be continuing, such amounts shall also be in excess of all Letter of Credit Outstandings and other outstanding Obligations, whether or not then due and payable).

 		Subject to the foregoing, the Borrower hereby agrees and each depository institution shall, at the Agent's request, acknowledge that all payments received by the Agent or any Lender, whether by cash, check, wire transfer or any other instrument, made to such Blocked Accounts or otherwise received by the
Agent or any Lender and whether on  the Accounts or as proceeds of other
Collateral or otherwise will be the sole and exclusive property of the Agent and the Lenders and such depository institution has no right of setoff against the
Blocked Accounts.  The Borrower, and any Affiliates and any employees, agents or other Persons acting for or in concert with the Borrower or any Affiliates, shall, acting as trustee for the Agent and the Lenders, receive, as the sole and exclusive property of the Lenders, any monies, checks, notes, drafts or any other payments relating to and/or proceeds of Accounts or other Collateral which come into the possession or under the control of the Borrower or any Affiliates, or any employees, agents or other Persons acting for or in concert with the
Borrower or any Affiliate, and immediately upon receipt thereof, the Borrower or such Persons shall deposit the same or cause the same to be deposited, in kind, in a Blocked Account.

SECTION 5. Conditions Precedent. The obligation of the Lenders to make each Loan hereunder (excluding Mandatory Borrowings made after the Initial Borrowing Date, which shall be made as provided in Section 1.01(e)), the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder, the amendments to the Existing Credit Agreement embodied in this Agreement and the effectiveness of this Agreement, are subject, at the time of each such Credit Event (except as otherwise hereinafter indicated), to the satisfaction of each of the following conditions:

5.01 		Execution of Agreement; Notes .  On or prior to the Restatement Date, (i)
this Agreement shall have become effective as provided in Section 12.10 and (ii) there shall have been delivered to the Agent for the account of each
Lender the appropriate A Term Note, B Term Note and/or Revolving Note and, in
the case of Fleet Bank, the Swingline Note, in each case, executed by the
Borrower, and in the amount, maturity and as otherwise provided herein.

5.02 		No Default; Representations and Warranties .  At the time of each Credit
Event and also after giving effect thereto, (i) there shall exist no Default or
Event of Default and (ii) all representations and warranties contained herein or in the other Loan Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to a specified date.

5.03 		Notice of Borrowing; Letter of Credit Request; Etc. .  (a) Prior to
the making of each Loan (excluding Swingline Loans), the Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a).
Prior to the making of any Swingline Loan, Fleet Bank shall have received the notice required by Section 1.03(b)(i).

		(b)	Prior to the issuance of each Letter of Credit, the Agent and the respective Letter of Credit Issuer shall have received a Letter of Credit
Request meeting the requirements of Section 2.03, and the respective Letter of
Credit Issuer shall have received any documentation requested by it in connection with the issuance of the respective Letter of Credit.

5.04 		Officer's Certificate .  On the Restatement Date, the Agent shall have received a certificate dated such date signed by the President or the Chief
Financial Officer of the Borrower stating that all of the applicable conditions set forth in this Section 5 have been fully satisfied on such date.

5.05 		Opinions of Counsel .  On the Restatement Date, the Agent shall have received an opinion, addressed to the Agent, and each of the Lenders and dated the Restatement Date, from McGuire Woods Battle & Boothe, counsel to the Borrower, which opinion shall cover the matters incident to the transactions contemplated herein as the Agent may reasonably request and shall be in form and substance satisfactory to the Agent.

5.06 		Corporate Documents; Proceedings .  (a)  On the Restatement
Date, the Agent shall have received from each Credit Party executing a document on the Restatement Date an incumbency certificate, dated the Restatement Date, signed by the President or any Vice-President of each such Credit Party, and attested to by the Secretary of any Assistant Secretary of such Credit Party, together with copies of the certificate of incorporation, the by-laws, or other organizational documents of each such Credit Party and the resolutions, or such other administrative approval, of each such Credit Party referred to in such certificate, certified by the Secretary or any Assistant Secretary of such Credit Party, and all of the foregoing shall be satisfactory to the Agent.

 		(b)	On the Restatement Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Agent may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

5.07 		Plans; Existing Indebtedness Agreements; Shareholders'
Agreements; Management Agreements; Employment Agreements . On or prior to the Initial Borrowing Date, there shall have been delivered to the Agent true and correct copies of:

 (i) 		any Plans maintained or contributed to by the Borrower or
any of its Subsidiaries, and for each Plan (x) that is a "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) the most recently completed actuarial valuation prepared therefor by such Plan's regular enrolled actuary and the Schedule B, "Actuarial Information" to the Internal Revenue Service Form 5500 (Annual Report) most recently filed with the Internal Revenue Service and (y) that is a "multiemployer plan"
(as defined in Section 4001(a)(3) of ERISA), each of the documents referred to in clause (x) either in the possession of the Borrower or any of its Subsidiaries, or any ERISA Affiliate or reasonably available thereto from the sponsor or trustees of such Plan;

(ii) 		all agreements evidencing or relating to Existing
Indebtedness (the "Existing Indebtedness Agreements");

(iii) 		all agreements entered into by the Borrower or any of its
Subsidiaries governing the terms and relative rights of its capital stock, and any agreements entered into by members or shareholders relating to any such entity with respect to their capital stock (collectively, the "Shareholders' Agreements");

(iv) 		any agreement with members of, or with respect to, the
management of the Borrower or any of its Subsidiaries (collectively, the "Management Agreements");

(v) 		any material employment agreements entered into by the
Borrower or any of its Subsidiaries (collectively, the "Employment
Agreements");

(vi) all collective bargaining agreements applying or relating to any employee of the Borrower or any of its Subsidiaries (collectively, the "Collective Bargaining Agreements"); and

(vii)	 all tax sharing, tax allocation and other similar
agreements entered into by the Borrower or any Subsidiary of the Company (collectively, the "Tax Sharing Agreements");

all of which Plans, Existing Indebtedness Agreements, Shareholders' Agreements, Management Agreements, Employment Agreements, Collective Bargaining
Agreements and Tax Sharing Agreements shall be in form and substance satisfactory to the Agent.

5.08 		Adverse Change, etc .  From January 31, 1998 to the Restatement
Date, nothing shall have occurred (and neither the Lenders nor the Agent shall have become aware of any facts or conditions not previously known) which the Agent or the Required Lenders shall determine (a) has, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Lenders or the Agent, or on the ability of the Credit Parties to perform their respective obligations, in each case contained in the Documents, or (b) has, or could reasonably be expected to have, a Material Adverse Effect.

5.09 		Litigation .  On the Restatement Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to this Agreement or any other Document or the transactions contemplated hereby or thereby
(including the Watson Merger) or (b) which the Agent or the Required Lenders shall determine could reasonably be expected to (i) have a Material Adverse Effect or (ii) have a material adverse effect on the rights or remedies of the Lenders hereunder or under any other Loan Document or on the ability of any Credit Party to perform its respective obligations to the Lenders hereunder or under any other Loan Document.

5.10 Approvals . On the Restatement Date, all material necessary governmental and third party approvals and/or consents in connection with the transactions contemplated by the Loan Documents and the other Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains or prevents the consummation of such transactions or imposes, in the reasonable judgment of the Required Lenders or the Agent, materially adverse conditions upon the consummation of such transactions. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the transactions contemplated by the Documents, the making of the Loans or the issuance of Letters of Credit.

5.11	 Consummation of the Watson Merger .  On or prior to the Restatement Date, there shall have been delivered to the Lenders true and correct copies of the Watson Merger Documents, and all terms of the Watson Merger Agreement and the other Watson Merger Documents shall be satisfactory in form and substance to the Agent. The Watson Merger Documents (and the transactions contemplated thereby) shall have been duly approved by the board of directors and, to the extent required under applicable law, the stockholders of the Borrower and Watson, and all Watson Merger Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. Each of the conditions precedent to the obligations of the Borrower, PAS and Watson to consummate the Watson Merger as set forth in the Watson
Merger Documents shall have been satisfied, or waived, all to the satisfaction of the Agent, and, concurrently with the making of the Term Loans on the Restatement Date, the Watson Merger shall have been consummated in accordance with the Watson Merger Documents and all applicable laws, rules and regulations.

5.12	 Common Stock Issuance .  (a)  On or prior to the Initial
Borrowing Date, the Borrower shall have received cash proceeds of at least $48,000,000 (less the amounts, which are satisfactory to the Agent, invested by the Management Investors) in connection with the sale of Common Stock of Holdings to the Investors (the "Stock Issuances"), which cash proceeds, when aggregated with the Term Loans and the Revolving Loans incurred by the Borrower on the Initial Borrowing Date, shall be sufficient to consummate the Merger and to pay all fees, costs and expenses owing in connection therewith and herewith, and the Lenders shall have received true and correct copies of all documents executed and delivered in connection with such issuances, each of which shall be in full force and effect and shall be in form and substance satisfactory to the Agent.

 		(b) 	On or prior to the Bridge Maturity Date, together with the
cash proceeds received by the Borrower from the sale of equity referred to in
Section 5.12(a), the Borrower shall have received cash proceeds of at least $59,300,000 (less the amounts, which are satisfactory to the Agent, invested by the Management Investors) in connection with the sale of Common Stock of Holdings to the Investors.

5.13	 Minimum Availability .  On the Initial Borrowing Date, after giving effect to the Borrowing of the Term Loans and any Revolving Loans and Letters of
Credit, if any, on the Initial Borrowing Date, and after giving effect to the
Borrowing Base as in effect the Initial Borrowing Date, the Borrower shall be able to incur additional Revolving Loans in an aggregate principal amount of not less than $10,000,000, after the payment of all fees, costs and expenses in connection with the transactions contemplated by this Agreement and the other
Documents, and with all trade payables aged in accordance with normal terms.

5.14	 Guaranties .  On or prior to the Restatement Date, Holding and each
Subsidiary of the Borrower shall have duly authorized, executed and delivered a Guaranty in the form of Exhibit 5.14 hereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, the "Guaranties"), and the Guaranties shall be in full force and effect.

5.15	 Security Documents .  (a)  On or prior to the Restatement Date, Holdings and the Borrower shall have each duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit 5.15(A) hereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, the "Pledge Agreements"), and Holdings and the Borrower shall have delivered to the Agent, as pledgee thereunder, all of the certificates representing the Pledged Securities referred to therein, accompanied by undated stock powers executed in blank, and such Pledge
Agreements shall be in full force and effect.

(b) 		On or prior to the Restatement Date, the Borrower and each
Subsidiary of the Borrower shall have each duly authorized, executed and delivered (A) a Security Agreement in the form of Exhibit 5.15(B) hereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, the "Security Agreements") and (B) a Trademark Security Agreement in the form of Exhibit 5.15(C) hereto (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, the "Trademark Security Agreements"), covering all of the Borrower's and each Subsidiary's present and future Security Agreement Collateral, together with:

(i) 		executed copies of Financing Statements (Form UCC-1) in
appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by such Security Agreement;

(ii) 		copies of searches of financing statements filed under the
UCC, lien and judgment searches and title searches, as appropriate, with respect to the Collateral and the Mortgaged Properties which searches are satisfactory to the Agent;

(iii) 		evidence of the completion of all other recordings and
filings of, or with respect to, such Security Agreement as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests intended to be created by such Security Agreement; and

(iv) 		evidence that all other actions necessary or, in the opinion of the Agent, desirable to perfect and protect the security interests purported to be created by such Security Agreement have been taken.

(c) 		On or prior to the Restatement Date (or such other date as
referenced below), the Agent shall have received:

(i) 		fully executed counterparts of deeds of trust, mortgages and similar documents in each case in form and substance satisfactory to the Agent (each as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, a "Mortgage" and collectively, the "Mortgages") covering the Borrower's owned Real Property located in South Hill, Virginia and arrangements reasonably satisfactory to the Agent shall be in place to provide that counterparts of such Mortgages shall be recorded on the Initial Borrowing Date or within a reasonable period thereafter in all places to the extent necessary or desirable, in the judgment of the Agent, effectively to create a valid and enforceable first priority Lien, subject only to Permitted Encumbrances, on each Mortgaged Property in favor of the Agent (or such other trustee as may be required or desired under local law) for the benefit of the Lenders;

(ii) 		mortgagee title insurance policies issued by title insurers
reasonably satisfactory to the Agent (the "Mortgage Policies") in amounts reasonably satisfactory to the Agent, not to exceed the value of such Real Properties as reasonably determined by the Agent, and assuring the Agent that the Mortgages in respect of the South Hill, Virginia Real Properties are valid and enforceable first priority mortgage Liens on such Real Properties, free and clear of all defects and encumbrances except
Permitted Encumbrances. Such Mortgage Policies shall be in form and substance satisfactory to the Agent and shall include an endorsement for future advances under this Agreement, the Notes and the Mortgages, for mechanics liens and for any other matter that the Agent in its discretion may request;

(iii) 		within 45 days after the Restatement Date, an appraisal, in
form and substance satisfactory to the Agent, for the owned Real
Properties of Watson from an appraiser satisfactory to the Agent; and

(iv) 		a survey, in form and substance satisfactory to the Agent, to each Mortgaged Property, each certified by a licensed professional surveyor satisfactory to the Agent and revealing no facts which would materially interfere with the use of such properties by the Borrower and its Subsidiaries, or an update of an existing survey provided the title company will delete the exception for existing facts which a current survey would disclose.

(d) 		On or prior to the Restatement Date, the Agent shall have received:

(i) 		fully executed counterparts of leasehold deeds of trust,
mortgages and similar documents, in each case in form and substance satisfactory to the Agent (each as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, a "Leasehold Mortgage" and collectively, the "Leasehold Mortgages") covering the leased Real Property of the Borrower identified on Exhibit 5.15(D) hereto, and arrangements reasonably satisfactory to the Agent shall be in place to provide that counterparts of such Leasehold Mortgages shall be recorded on the Initial Borrowing Date or within a reasonable period thereafter in all places to the extent necessary or desirable, in the judgment of the Agent effectively to create a valid and enforceable first priority Lien, subject only to Permitted Encumbrances, with respect to such leased Real Property in favor of the Agent (or such other trustee as may be required or desired under local law) for the benefit of the Lenders; and

(ii) 		fully executed counterparts of collateral assignments of
leases in form and substance satisfactory to the Agent (each as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, a "Collateral Assignment of Lease" and collectively, the "Collateral Assignments of Leases") covering the leased Real Property of the Borrower as identified in Exhibit 5.15(D) hereto.

(e) 		Within 60 days after the Restatement Date, the Borrower shall use its reasonable best efforts to obtain and deliver to the Agent duly executed landlord consents and waivers and similar documents with respect to all leased Real Property of Watson, in form and substance reasonably satisfactory to the Agent, and shall take all actions to obtain such documents as the Agent may reasonably request.

5.16	 Solvency .  On the Restatement Date, the Borrower shall have delivered, or shall cause to be delivered to the Agent a certificate in the form of Exhibit
5.16 hereto, addressed to the Agent and each of the Lenders and dated the Restatement Date, from the Chief Financial Officer of the Borrower, providing the opinion of the Chief Financial Officer of the Borrower that, after giving effect to the Watson Merger and the incurrence of all financings contemplated herein, each of the Borrower, on a stand-alone basis, and the Borrower and its Subsidiaries taken as a whole, is not insolvent and will not be rendered insolvent by the indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in its business and will not have incurred debts beyond its ability to pay such debts as they mature and become due.

5.17 	Insurance Policies .  On the Initial Borrowing Date, the
Agent shall have received evidence of insurance complying with the requirements of Section 7.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance satisfactory to the Agent with respect to all casualty insurance, naming the Agent as an additional insured, loss payee and mortgagee.

5.18	 Fees .  On the Restatement Date, the Borrower shall have
paid to the Agent and Fleet Bank all Fees and expenses agreed upon by such parties to be paid on or prior to such date.

5.19	 Environmental Reports .  Within 45 days after the
Restatement Date, the Agent shall have received Phase I environmental assessment reports prepared by an environmental consultant acceptable to the Agent with respect to the owned Real Properties of Watson, which reports shall include analyses by such consultant of their liabilities with respect to "superfund sites" and worker safety issues, the results of which shall be in form and substance acceptable to the Agent.

5.20	 Consent Letter .  On the Initial Borrowing Date, the Agent
shall have received a letter from CT Corporation System indicating its consent to its appointment by each Credit Party as such Credit Party's agent to receive service of process as specified in Section 12.08.

5.21	 Initial Borrowing Base Certificate .  On or prior to the Initial Borrowing
Date, the Agent shall have received a certificate in the form of
Exhibit 5.21 hereto (a "Borrowing Base Certificate") executed by the Chief
Financial Officer of the Borrower setting forth the Borrowing Base, determined as of such date, in such Borrowing Base Certificate.

5.22	 Projections; Pro Forma Financial Statements .  On or prior
to the Restatement Date (or such other date as referenced below), the Borrower shall have delivered to each Lender:

		(i)	projected financial statements for the Borrower and
its Subsidiaries for the period from the Restatement Date to and including the eighth anniversary of the Initial Borrowing Date (the "Projections"), which Projections (A) shall reflect the forecasted financial condition and income and expenses of the Borrower and its Subsidiaries after giving effect to the Watson Merger and the related financing thereof and the other transactions contemplated hereby and thereby, (B) shall reflect the forecasted financial condition and income and expenses of the Borrower and its Subsidiaries, (C) with respect to the initial twelve months only, shall be prepared on a month-by-month basis (which shall be delivered within 30 days after the Restatement Date), (D) shall be certified by the Chief Financial Officer of the Borrower and (E) shall be satisfactory in form and substance to the Lenders; and

		(ii)	pro forma financial statements (including a balance
sheet and income statement) for the Borrower and its Subsidiaries for the one year period ended on the last day of the fiscal quarter of the Borrower last ended prior to the Restatement Date, assuming the Watson Merger was effected on the first day of such one year period, and the Agent and the Lenders shall be satisfied with such pro forma financial statements and the accounting practices and procedures to be utilized by the Borrower and its Subsidiaries following the consummation of the Watson Merger.

		5.23	Existing Indebtedness .  On the Restatement Date, neither the
Borrower nor the Subsidiaries of the Borrower shall have any Indebtedness outstanding except for the Loans and the Existing Indebtedness.  On the
Restatement Date, the terms and conditions of the Existing Indebtedness referred to in the immediately preceding sentence shall be on terms and conditions satisfactory to the Agent and the Lenders.

		5.24	Repayment and Termination of Prior Indebtedness and Related Liens .
The Agent shall have received a pay-off letter from each holder of Prior
Indebtedness identified on Schedule 5.24 hereto, together with duly executed
UCC-3 termination statements, mortgage releases and such other instruments, in form and substance satisfactory to the Agent, as shall be necessary to terminate and satisfy all Liens created pursuant to the Prior Indebtedness and all other
Liens except Permitted Liens and Permitted Encumbrances.

		5.25	Intentionally Omitted .

		5.26	Letter Agreement .  On the Initial Borrowing Date, the Borrower and the
Agent shall have duly executed and delivered a letter agreement dated as of the date hereof in form and substance satisfactory to the Agent, authorizing the
Agent to advance Swingline Loans.

		5.27	Inventory Appraisal .  On the Initial Borrowing Date, the Agent
shall have received an appraisal of the Borrower's inventory in form and substance, and from an appraiser; satisfactory to the Agent.

		5.28	Examination .  On or prior to the Initial Borrowing Date, the Agent shall have conducted, at the Borrower's cost and expense, an inspection and audit of the working capital and related books and records of the Borrower, the results of which shall be satisfactory to the Agent.

		5.29	Letter of Direction and Flow of Funds .  On the Restatement Date,
the Borrower shall have delivered to the Agent an executed letter of direction together with a flow of funds detailing all transfers of funds in connection with the Loans made on the Restatement Date and the consummation of the Watson
Merger, all in form and substance satisfactory to the Agent.

		5.30	Intentionally Omitted .

		5.31	Kelso Letter Agreement .  On the Initial Borrowing Date, the
Borrower shall have delivered to the Agent the Kelso Letter Agreement.

		5.32	Other Documents .  On or prior to the Restatement Date, the Agent shall have received such other agreements, certificates and documents as the
Agent may request.

		The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Agent and each of the Lenders that all of the applicable conditions specified above exist as of that time.
All of the certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the
Agent at its Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders and shall be satisfactory in form and substance to the Agent.

		In the event that all of the foregoing conditions precedent have not been satisfied or waived on or before July 15, 1998, this Agreement (other than the required payment of certain fees as separately agreed to between the Borrower and the Agent) shall be of no further force and effect and the Existing Credit
Agreement shall continue in full force and effect.

SECTION 6. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans and issue and/or participate in Letters of Credit provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (with the making of each Credit Event thereafter being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the date of each such Credit Event unless such representation and warranty expressly indicates that it is being made as of a specific date):

6.01 		Corporate Status .  Each of the Borrower and its Subsidiaries (i) is
a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

6.02 		Corporate Power and Authority .  Each Credit Party has the
corporate power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Documents to which it is a party. Each Credit Party has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms.

6.03 		No Violation . Neither the execution, delivery and performance by any Credit Party of the Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the Articles or Certificate of Incorporation or By-Laws of the Borrower or any of its Subsidiaries.

6.04 		Litigation .  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened, with respect to the Borrower or any of its Subsidiaries (i) that could reasonably be expected to have a Material
Adverse Effect or (ii) that could reasonably be expected to have a material adverse effect on the ability to consummate the Watson Merger.

6.05 		Use of Proceeds; Margin Regulations . (a)   The proceeds of all Term
Loans and the Bridge Loans funded on the Closing Date shall be used by the
Borrower (i) to finance, in whole, the repayment of prior existing Indebtedness,
(ii) to pay fees, costs and expenses in connection with this Agreement, (iii) to fund, in part, the cash payments owing to the holders of the Borrower's Common
Stock as a result of the effectiveness of the Merger and in accordance with the terms and conditions of the Merger Agreement, and (iv) to pay fees, costs and expenses relating to the Merger.

(b) 		The proceeds of all Revolving Loans may be used (i) on the Initial
Borrowing Date for the purposes described in Section 6.05(a), (ii) to fund any additional payments required by Section 2.2 of the Merger Agreement as in effect on the date hereof and (iii) for the ongoing working capital and general corporate purposes of the Borrower and its Subsidiaries; provided, however, that in no event shall proceeds of any Revolving Loans be used to repay any principal amount of the Bridge Loans.

(c) 		The proceeds of all Swingline Loans shall be used for the ongoing working capital and general corporate purposes of the Borrower and its Subsidiaries; provided, however, that in not event shall proceeds of any Swingline Loans be used to repay any principal amount of the Bridge Loans.

(d) 		Letters of Credit shall be used for general corporate purposes and the ordinary course of business needs of the Borrower and its Subsidiaries.

(e) 		Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation U or to extend credit for the purpose of purchasing or carrying any Margin Stock.

(f) 		The proceeds of the additional Term Loans funded on the Restatement Date shall be used by the Borrower (i) to finance the Watson Merger, (ii) to repay the Prior Indebtedness and (iii) to pay fees, costs and expenses incurred in connection with the Watson Merger.

6.06 		Governmental Approvals .  Except for filings and recordings in connection with the Security Documents and those items listed on Schedule 6.06 hereto, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

6.07 		Investment Company Act .  Neither the Borrower nor any of its
Subsidiaries is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

6.08 		Public Utility Holding Company Act .  Neither the Borrower nor
any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.09 		True and Complete Disclosure .  All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the
Borrower or any of its Subsidiaries in writing to the Agent or any Lender
(including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement or the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such
Person in writing to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.  The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There is no fact known to the Borrower which would have a Material
Adverse Effect, which has not been disclosed herein or in any Schedule hereto.

6.10 		Financial Condition; Financial Statements .    On and as of the
Restatement Date, on a pro forma basis after giving effect to the Watson Merger and to all Indebtedness incurred, and to be incurred, and Liens created, and to be created, by each Credit Party in connection therewith, (i) the sum of the assets, at a fair valuation, of the Borrower and its Subsidiaries taken as a whole will exceed its debts, (ii) the Borrower and its Subsidiaries taken as a whole has not incurred, and does not intend to incur, and does not believe that they will incur, debts beyond their ability to pay such debts as such debts mature and (iii) the Borrower and its Subsidiaries taken as a whole will not have unreasonably small capital with which to conduct its business. For purposes of this Section 6.10, "debt" means any liability on a claim, and "claim" means (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (B) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(b)  		(i) The consolidated balance sheet of the Borrower at January 30,
1998, 1997, 1996 and the related consolidated statements of operations and cash flows of the Borrower for the fiscal year ended as of said dates, have been examined by Ernst & Young, independent certified public accountants, who delivered an unqualified opinion in respect therewith, and (ii) the pro forma consolidated balance sheet of the Borrower as of April 30, 1998, copies of which have heretofore been furnished to each Lender, present fairly the financial position of such entities at the dates of said statements and the results for the period covered thereby (or, in the case of the pro forma balance sheet, presents a good faith estimate of the consolidated pro forma financial condition of the Borrower (after giving effect to the Watson Merger and the related financing thereof) at the date thereat) in accordance with GAAP, except to the extent provided in the notes to said financial statements. All such financial statements (other than the aforesaid pro forma balance sheet) have been prepared in accordance with generally accepted accounting principles and practices consistently applied except to the extent provided in the notes to said financial statements. Except for the incurrence of indebtedness to finance the Watson Merger and the other transactions contemplated by the Documents, nothing has occurred since January 30, 1998 that has had or could reasonably be expected to have a Material Adverse Effect.

(c) 		Except as reflected in the financial statements and the notes thereto described in Section 6.10(b), there were, as of the Restatement Date, no liabilities or obligations with respect to the Borrower or any of its
Subsidiaries of a nature (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Borrower and its Subsidiaries taken as a whole, except as incurred in the ordinary course of business consistent with past practices subsequent to January 30, 1998.

6.11 		Security Interests .  On and after the Restatement Date, each of the
Security Documents creates, as security for the Obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except (i) that the Security
Agreement Collateral may be subject to the security interests evidenced by
Permitted Liens relating thereto and (ii) the Mortgaged Properties may be subject to Permitted Encumbrances and Permitted Liens relating thereto), in favor of the Agent for the benefit of the Lenders.  No filings or recordings are required in order to perfect the security interests created under any
Security Document except for filings or recordings required in connection with any such Security Document (other than the Pledge Agreements) which shall have been made upon or prior to (or are the subject of arrangements, satisfactory to the Agent, for filing and/or recording on or promptly after the date of) the execution and delivery thereof.

6.12 		Representations and Warranties in Documents . All representations and warranties set forth in the Documents were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Restatement Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

6.13 		Consummation of Merger and Stock Issuances .  As of the Initial
Borrowing Date, the Merger and the Stock Issuances shall be or, shall have been, consummated substantially simultaneously with the making of the initial Term Loans and the initial Revolving Loan, in accordance with the terms and conditions of the Documents and all applicable laws. All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the consummation of the Merger or the Stock Issuances. As of the Initial Borrowing Date, there does not exist any judgment, order, or injunction prohibiting the consummation of the Merger or the Stock Issuances, or the making of Loans or the performance by any Credit Party of their respective obligations under the Documents.

6.14 		Tax Returns and Payments .  Each of the Borrower and each of its
Subsidiaries has timely filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith. The Borrower and each of its Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Restatement Date.

6.15 		Compliance with ERISA .  Each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan has an accumulated or waived funding deficiency, has permitted decreases in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; neither the Borrower, nor any Subsidiary nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to
Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212
of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code; no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan; no condition exists which presents a material risk to the Borrower or any Subsidiary or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its Subsidiaries and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $250,000; no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by
Section 601 of ERISA) or any employee pension benefit plan (as defined in
Section 3(2) of ERISA), except to the extent that all events described in the preceding clauses of this Section 6.15 and then in existence would not, in the aggregate, have or be likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (within the meaning of Section 4001(a)(3) of ERISA) the representations and warranties in this Section 6.16 are made to the best knowledge of the Borrower.

6.16 		Subsidiaries .  (a) Schedule 6.16 hereto lists each Subsidiary of the
Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Restatement Date.  The Borrower will at all times own directly the percentages specified in said Schedule 6.16 of the outstanding capital stock of all of said entities except to the extent otherwise permitted pursuant to Section 8.02.

	(b)	 There are no restrictions on the Borrower or any of its
Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of the Borrower to the Borrower, other than prohibitions or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) applicable law, (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, (iv) any restriction or encumbrance with respect to a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement, and (v) any documents or instruments governing the terms of any Indebtedness or other obligations secured by Liens permitted by Section 8.03, provided that such prohibitions or restrictions apply only to the assets subject to such Liens.

6.17 		Patents, etc .  The Borrower and each of its Subsidiaries have obtained all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their businesses taken as a whole as presently conducted and as proposed to be conducted.

6.18 		Pollution and Other Regulations . (a) Each of the Borrower and its
Subsidiaries is in compliance with all applicable Environmental Laws governing its business for which failure to comply could reasonably be expected to have a Material Adverse Effect, and neither the Borrower nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing in the manner set forth above. All licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries, as conducted as of the Restatement Date, under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in substantial compliance therewith, except such licenses, permits, registrations or approvals the failure to secure or to comply therewith could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Subsidiary is a party or which would affect the ability of the Borrower or such Subsidiary to operate any real property and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as could not reasonably be expected to have a Material Adverse Effect. There are as of the Restatement Date no Environmental Claims pending or, to the best knowledge of the Borrower, threatened, which (i) question the validity, term or entitlement of the Borrower or any of its Subsidiaries for any permit, license, order or registration required for the operation of any facility which the Borrower or any of its Subsidiaries currently operates and (ii) wherein an unfavorable decision, ruling or finding could reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any owned Real Property or, to the knowledge of the Borrower, on any property adjacent to any such owned Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower, any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries, or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that could not reasonably be expected to have a Material Adverse Effect.

 		(b)	 Hazardous Materials have not, to the knowledge of the Borrower, at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Borrower or any of its Subsidiaries or (ii)
released on any Real Property, in each case where such occurrence or event could reasonably be expected to have a Material Adverse Effect.

6.19 		Properties .  The Borrower and each of its Subsidiaries have good and, with respect to Real Properties, marketable title to all properties owned by them, including all property reflected in the consolidated balance sheet of the
Borrower and its Subsidiaries as referred to in Section 6.10(b) and all property acquired in connection with the Watson Merger, free and clear of all Liens, other than as permitted by Section 8.03.  Schedule 6.19 hereto contains a true and complete list of each Real Property owned or leased by the Borrower or any of its Subsidiaries on the Restatement Date (after giving effect to the Watson
Merger) and the type of interest therein held by the Borrower or the respective
Subsidiary.

6.20 		Labor Relations .  No Credit Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Credit Party or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Credit Party or threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or, to the knowledge of the Borrower, threatened against any Credit Party and (iii) no union representation question existing with respect to the employees of any Credit Party and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above such as could not reasonably be expected to have a Material Adverse Effect.

6.21 		Existing Indebtedness .  Schedule 6.21 hereto sets forth a true and complete list of all Indebtedness of the Borrower and each of its Subsidiaries as of the Restatement Date and which is to remain outstanding after giving effect to the Watson Merger (excluding the Loans and the Letters of Credit, the
"Existing Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the respective borrower (or issuer) and any other entity which directly or indirectly guaranteed such debt.

6.22 		Capitalization .  On the Restatement Date, the authorized capital stock of each Credit Party and the number of shares of capital stock issued and outstanding as of the Restatement Date of each Credit Party are set forth on
Schedule 6.22 hereto. All such outstanding shares have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. Except as set forth on Schedule 6.22, no Credit Party has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock, or any stock appreciation or similar rights.

6.23 		Compliance with Statutes, etc.   Each of the Borrower and its
Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls and labor laws), except such noncompliance as could not reasonably be expected to have a Material Adverse Effect.

6.24 		Inventory and Accounts .

	(a)	Except as specifically disclosed on Schedule 6.24 hereto or
as otherwise disclosed to and acknowledged by the Agent in writing, with respect to all Eligible Inventory:

(i) 		such Inventory is located on the premises listed on the
schedules attached to the Security Agreements or is Inventory in transit for sale in the ordinary course of business;

(ii) 		no such Inventory is subject to any Lien or security interest whatsoever, except for the Liens and security interests of the Agent and those Liens and security interests permitted by Section 8.03; and

(iii) 		except as specified in the Security Agreements or otherwise
permitted by this Agreement, no such Inventory is on consignment or is now stored or shall at any time hereafter be stored with a bailee, warehouseman, or similar party.

	(b)	With respect to all Eligible Accounts:

		(i)	no transaction giving rise to such an Account
violated or will violate any applicable federal, state or local law, rules or ordinances, the violation of which could reasonably be expected to have a Material Adverse Effect;

		(ii)	except where required by statute, none of such
Accounts is subject to terms prohibiting assignment or requires notice of or consent to such assignment;

		(iii)	the Borrower or a Subsidiary is the lawful owner of
such Accounts, free and clear of all Liens, except those in favor of the Agent and except those permitted by Section 8.03; and

		(iv)	each of such Accounts represents a fully completed
bona fide transaction which requires no further act on the Borrower's or any Subsidiary's part to make such Accounts payable by the Account
Debtors, and such Accounts are not subject to any offsets or counterclaims and do not represent consignment sales, guaranteed sales, sale or return or other similar understandings or an obligation of any Affiliate of Borrower.

6.25 		Consummation of Watson Merger .  As of the Restatement Date,
the Watson Merger shall have been consummated substantially simultaneously with the making of the additional Term Loans in accordance with the terms and conditions of the applicable Documents and all applicable laws. All applicable waiting periods with respect thereto will have expired without any action being taken by any competent authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Watson Merger. As of the Restatement Date, there does not exist any judgment, order or injunction prohibiting the consummation of the Watson Merger or the making of the Loans or the performance by any Credit Party of their respective obligations under the Documents.

SECTION 7. Affirmative Covenants. The Borrower covenants and agrees that on the Restatement Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

7.01 		Information Covenants .  The Borrower will furnish to each Lender:

(a) 	Annual Financial Statements.  Within 90 days after the close of each fiscal year of the Borrower, the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries, as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of the Borrower or any of its Subsidiaries as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b) 	Quarterly Financial Statements.  As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year, the consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such quarterly period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer or controller of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

(c) 	Monthly Reports.  As soon as practicable, and in any event within
30 days, after the end of each monthly accounting period of each fiscal year (other than the last monthly accounting period in such fiscal year) the consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such period, and the related consolidated statements of income and retained earnings for such period, setting forth comparative figures for the corresponding period of the previous year, all of which shall be certified by the chief financial officer or controller of the Borrower subject to changes resulting from audit and normal year-end audit adjustments.

(d) 	Budget; etc.  Not more than 30 days after the commencement of each fiscal year of the Borrower, a budget of the Borrower and its Subsidiaries in reasonable detail for each of the twelve months of such fiscal year. Together with each delivery of consolidated financial statements pursuant to Sections 7.01(c), a comparison of the current year to date financial results against the budgets required to be submitted pursuant to this clause (d) shall be presented.

(e) 	Compliance Certificate.  At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b), a certificate of the chief financial officer, controller or other Authorized Officer of the Borrower in the form of Exhibit 7.01(e) hereto (each such certificate, a "Compliance Certificate").

(f) 	Notice of Default or Litigation. Promptly, and in any event within three Business Days after the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) the commencement of or any significant development in any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(g) 	Borrowing Base Certificates.  Promptly after determining same, and in any event within ten days following the last day of each calendar month, a Borrowing Base Certificate executed by the chief financial officer or controller of the Borrower setting forth the Borrowing Base determined as of the last day of such month (together with reasonable detail as to the computation thereof); provided, however, that at any time the Total Unutilized Revolving Commitment is less than $10,000,000, the Borrower shall deliver a Borrower Base Certificate as provided above on a weekly basis by the Thursday following each week.

(h) 	Auditors' Reports.  Promptly upon receipt thereof, a copy of each other final report or "management letter" submitted to the Borrower by its independent accountants in connection with any annual, interim or special audit made by it of the books of the Borrower.

(i) 	Monthly Reports and Agings.  Promptly, and in any event within ten days after the end of each fiscal month, a schedule of inventory in the form of Exhibit 7.01(i) hereto (a "Schedule of Inventory") as of the month then ended, a completed aged schedule of Accounts and a trial balance, in form and substance satisfactory to the Agent.

(j) 	Other Information.  Promptly upon transmission thereof, (i) copies of any filings and registrations with, and reports to, the Securities and Exchange Commission or any successor thereto (the "SEC") by the Borrower or any of its Subsidiaries and (ii) with reasonable promptness, such other information or documents (financial or otherwise) as the Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.

7.02 		Books, Records and Inspections .  The Borrower will, and will cause its
Subsidiaries to, permit, upon reasonable notice to the chief financial officer, controller or any other Authorized Officer of the Borrower (i) officers and designated representatives of the Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any of its
Subsidiaries in whomsoever's possession, and to examine the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Agent or the
Required Lenders may desire and (ii) not more than four times per year the
Agent, or a third party designated by the Agent, to conduct, at the Borrower's expense, an audit of the accounts receivable and inventories of the Borrower and its Subsidiaries at such times as the Agent shall reasonably require.

7.03 		Maintenance of Property; Insurance .  The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect with responsible insurance companies insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice and as is customarily maintained by companies in similar businesses.  The Borrower will, and will cause each of its
Subsidiaries to, furnish on the Initial Borrowing Date and annually thereafter to the Agent a summary of the insurance carried together with certificates of insurance and other evidence of such insurance, if any, naming the Agent as an additional insured, loss payee and mortgage.

7.04 		Payment of Taxes .  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

7.05 		Consolidated Corporate Franchises .  The Borrower will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material rights and authority; provided, however, that any transaction permitted by Section 8.02 will not constitute a breach of this Section 7.05.

7.06 		Compliance with Statutes, etc . The Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which could not reasonably be expected to have a Material Adverse Effect.

7.07 		ERISA .  As soon as possible and, in any event, within 10 days after the Borrower or any of its Subsidiaries knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of the chief financial officer of the Borrower setting forth details as to such occurrence and such action, if any, which the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary on the ERISA Affiliate or any notices required or proposed to be given by the Borrower, the Subsidiary or the ERISA Affiliate to the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is reasonably likely to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan which has an Unfunded Current Liability has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability and there is a failure to make a required contribution, which gives rise to a lien under ERISA or the Code; that proceedings are reasonably likely to be or have been instituted by the PBGC to terminate a Plan which has an Unfunded Current Liability; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any Subsidiary or any ERISA Affiliate will or is expected to incur any material liability (including, any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under
Section 401 (a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(l) or
502(l) of ERISA or that the Borrower or any Subsidiary may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA). Upon request of a Lender, the Borrower will deliver to such Lender a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of any annual reports and any other material notices received by the Borrower or any Subsidiary with respect to a Plan shall be delivered to the Lenders no later than 10 days after the later of the date such notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants (other than notices relating to an individual participant's benefits) or received by the Borrower or such Subsidiary.

7.08 		Good Repair . The Borrower will, and will cause each of its
Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever's possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and, subject to
Section 8.05, that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

7.09 		End of Fiscal Years; Fiscal Quarters . The Borrower will, for financial reporting purposes, cause each of its, and each of its Subsidiaries' fiscal years and fiscal quarters to end on the dates set forth on Schedule 7.09 hereto.

7.10 		Use of Proceeds .  All proceeds of the Loans shall be used as provided in Section 6.05.

7.11 		Additional Security; Further Assurances .  (a) The Borrower will, and will cause its Subsidiaries to, at the expense of the Borrower, grant to the Agent security interests and mortgages (each an "Additional Mortgage") in such owned Real Property of the Borrower and its Subsidiaries acquired after the Effective Date as may be requested in writing from time to time by the Agent. Such Additional Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Agent and shall constitute valid and enforceable Liens superior to and prior to the rights of all third Persons and subject to no other Liens except as are permitted by Section 8.03. The Additional Mortgages or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Agent required to be granted pursuant to the Additional Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

 		(b)	If at any time after the date hereof, any Person becomes a
Subsidiary of the Borrower, the Borrower will promptly notify the Agent in writing and will, at the expense of the Borrower and at the written request of the Agent, cause (i) such Subsidiary to guaranty the Obligations and grant to the Agent for the benefit of the Lenders a security interest in and lien on the property and assets of such Subsidiary to secure its obligations under such guaranty, and (ii) the capital stock of such Subsidiary to be pledged to the Agent for the benefit of the Lenders. All such security interests, pledges and guaranties shall be granted or made pursuant to documentation reasonably satisfactory in form and substance to the Agent and shall constitute valid and enforceable Liens superior to and prior to the rights of all third Persons and subject to no other Liens except as are permitted by Section 8.03. All documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Lien's in favor of the Agent required to be granted pursuant to this clause (b) and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

 		(c)	The Borrower will, and will cause its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents as the Agent may reasonably require.  Furthermore, the Borrower shall cause to be delivered to the Agent such opinions of counsel, title insurance and other related documents as may be requested by the Agent to assure themselves that this Section 7.11 has been complied with.

 		(d)	In the event that the Agent at any time after the Restatement Date determines in its good faith discretion that real estate appraisals satisfying the requirements set forth in 12 C.F.R., Part 34-Subpart C, or any successor or similar statute, rule, regulation, guideline or order (any such appraisal a "Required Appraisal") are or were required to be obtained, or should be obtained, in connection with any or all of the Mortgaged Properties, then, such Required Appraisal shall be delivered, at the expense of the Borrower, to the Agent, which Required Appraisal, and the respective appraiser, shall be satisfactory to the Agent.

  		(e)	The Borrower agrees that each action required above by this Section
7.11 shall be completed as soon as possible, but in no event later than
60 days after such action is requested to be taken by the Agent or the Required
Lenders; provided, however, that in no event shall the Borrower be required to take any action, other than using its reasonable commercial efforts without any material expenditure, to obtain consents from third parties with respect to its compliance with this Section 7.11.

7.12 		Interest Rate Agreement .  The Borrower will, no later than the date occurring 120 days after the Initial Borrowing Date, enter into an Interest Rate Agreement with a term of at least two years in respect of amounts equal to or greater than $40,000,000, on terms satisfactory to the Agent.

7.13 		Additional Mortgages .  The Borrower will, no later than 60 days following the Restatement Date, cause to be delivered to the Agent the following:
		(i)	fully executed counterparts of mortgages in form
and substance satisfactory to the Agent covering all of Watson's owned
Real Property and arrangements reasonably satisfactory to the Agent shall be in place to provide that counterparts of such mortgages shall be recorded within a reasonable period thereafter in all places to the extent necessary or desirable, in the judgment of the Agent, effectively to create a valid and enforceable first priority Lien, subject only to Permitted Encumbrances, on each such Mortgaged Property in favor of the Agent (or such other trustee as may be required or desired under local law) for the benefit of the Lenders;

		(ii)	mortgagee title insurance policies issued by title
insurers reasonably satisfactory to the Agent in amounts reasonably satisfactory to the Agent, not to exceed the value of such Real Properties as reasonably determined by the Agent, and assuring the Agent that the Mortgages in respect of Watson's owned Real Properties are valid and enforceable first priority mortgage Liens on such Real Properties, free and clear of all defects and encumbrances except Permitted Encumbrances.
Such mortgage policies shall be in form and substance satisfactory to the Agent and shall include an endorsement for future advances under this Agreement, the Notes and the mortgages, for mechanics liens and for any other matter that the Agent in its discretion may request;

		(iii)	a survey, in form and substance satisfactory to the
Agent, to each such Mortgaged Property, each certified by a licensed professional surveyor satisfactory to the Agent and revealing no facts which would materially interfere with the use of such properties by the Borrower and its Subsidiaries, or an update of an existing survey provided the title company will delete the exception for existing facts which a current survey would disclose; and

		(iv)	local counsel opinions, addressed to the Agent and
each of the Lenders in form and substance satisfactory to Agent, and such other documents and instruments as the Agent may reasonably request.

7.14 		Merger of Appalachian Distributing Corporation .  The Borrower
will, no later than 30 days following the Restatement Date, cause Appalachian Distributing Corporation, a Tennessee corporation, to be merged with and into Watson, with Watson as the surviving corporation.

7.15 		Repayment of Indebtedness and Release of Liens.   The Borrower
will, no later than 30 days following the Restatement Date, cause all Indebtedness owing by the Borrower or any of its Subsidiaries to First American National Bank (or any of its successors or assigns) and Pikeville National Bank and Trust Company (or any of its successors or assigns) to be repaid in full and Liens securing such Indebtedness to be released, and to deliver to the Agent such payoff letters, UCC-3 termination statements, mortgage releases and other instruments, in form and substance satisfactory to the Agent, as shall be necessary to terminate and satisfy all Liens securing such Indebtedness.

SECTION 8. Negative Covenants. The Borrower hereby covenants and agrees that as of the Restatement Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

8.01 		Changes in Business . The Borrower will not, and will not permit any of its Subsidiaries to, materially alter the character of the business of the Borrower and its Subsidiaries from that conducted at the Initial Borrowing Date provided that this Section 8.01 shall not restrict the making of any investment expressly permitted by Section 8.06.

8.02 		Consolidation, Merger, Sale or Purchase of Assets, etc .  The
Borrower will not, and will not permit any Subsidiary to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of its property or assets (other than inventory or obsolete equipment or excess equipment no longer needed in the conduct of the business in the ordinary course of business) or purchase, lease or otherwise acquire all or any part of the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials and equipment in the ordinary course of business) or agree to do any of the foregoing at any future time, except that the following shall be permitted:

(a) 	any Subsidiary of the Borrower may be merged or consolidated with or into, or be liquidated into, the Borrower or a Subsidiary Guarantor (so long as the Borrower or such Subsidiary Guarantor is the surviving corporation), or all or any part of its business, properties and assets may be conveyed, leased, sold or transferred to the Borrower or any Subsidiary Guarantor; provided, however, that neither the Borrower nor any Subsidiary Guarantor may be a party to any merger, consolidation or liquidation otherwise permitted by this clause (a) involving a Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower;

(b) 	capital expenditures permitted to be incurred by Section 8.05;

(c) 	investments and acquisitions of properties permitted pursuant to
Section 8.06;

(d) 	each of the Borrower and the Subsidiary Guarantors may lease (as lessee) real or personal property in the ordinary course of business (so long as such lease does not create a Capitalized Lease Obligation not otherwise permitted by Section 8.04(c));

(e) 	other sales or dispositions of assets; provided, however, that (i) the aggregate Net Cash Proceeds received from all such sales and dispositions shall not exceed $500,000 in any fiscal year of the Borrower, (ii) each such sale shall be in an amount at least equal to the fair market value thereof and for proceeds consisting solely of not less than (A) 80% cash and (B) seller indebtedness evidenced by promissory notes which notes shall be pledged and delivered to the Agent pursuant to a pledge agreement in form and substance satisfactory to the Agent, and (iii) the Net Cash Proceeds of any such sale are applied to repay the Loans to the extent required by Section 4.02(A)(c); and, provided further, that the sale or disposition of the capital stock of (A) the Borrower or Subsidiary Guarantor shall be prohibited and (B) any Subsidiary of the Borrower
(other than the Subsidiary Guarantor) shall be prohibited unless it is for all of the outstanding capital stock of such Subsidiary owned by the Borrower;

(f) 	other sales or dispositions of assets in each case to the extent the
Required Lenders have consented in writing thereto and subject to such conditions as may be set forth in such consent; and

(g) 	any Subsidiary may be liquidated into the Borrower or a
Subsidiary Guarantor.

8.03 		Liens .  The Borrower will not, and will not permit any of its
Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding r agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Borrower or any of its Subsidiaries) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of lien under any similar recording or notice statute, except:

(a) 	Liens for taxes not yet due or otherwise not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established;

(b) 	Liens in respect of property or assets of the Borrower or any of its
Subsidiaries imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any Subsidiary or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(c) 	Liens created by or pursuant to this Agreement or the other Loan
Documents;

(d) 	Liens on assets of the Borrower and each Subsidiary existing on the Initial Borrowing Date and listed on Schedule 8.03 hereto, without giving effect to any subsequent extensions or renewals thereof;

(e) 	Leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(f) 	Easements, rights-of-way, restrictions, minor defects or
irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(g) 	Liens arising from UCC financing statements regarding leases permitted by this Agreement;

(h) 	Any interest or title of a lessor under any lease permitted by this
Agreement;

(i) 	Liens arising pursuant to purchase money Liens relating to, or security interests securing Indebtedness representing the purchase price of, assets acquired by the Borrower or any Subsidiary Guarantor after the Initial Borrowing Date, provided that any such Liens attach only to the assets so acquired and that all Indebtedness secured by Liens created pursuant to this clause (j) shall not exceed $500,000 at any time outstanding;

(j) 	Liens created pursuant to Capital Leases permitted pursuant to
Section 8.04(c);

(k) 	Liens arising out of judgments or awards in circumstances not constituting an Event of Default under Section 9.09 provided that no cash or other property is deposited or delivered to secure any respective judgment or award (or any appeal bond in respect thereof, except as permitted by clause (l) below);

(l) 	Liens (other than any Lien imposed by ERISA) incurred or
deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); and

(m) 	Liens securing Indebtedness not in excess of $100,000 at any time outstanding.

8.04 		Indebtedness .  The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a) 	Indebtedness incurred pursuant to this Agreement and the other
Loan Documents;

(b) 	Indebtedness of the Borrower and any Subsidiary to each other arising out of intercompany loans and advances;

(c) 	Capitalized Lease Obligations of the Borrower and each Subsidiary
Guarantor, in each case only if, after giving effect to the incurrence thereof, the limit on Consolidated Capital Expenditures set forth in Section
8.05 would not be breached;

(d) 	Indebtedness under Interest Rate Agreements to the extent entered into after the Initial Borrowing Date in compliance with Section 7.13;

(e) 	Indebtedness incurred pursuant to purchase money Liens permitted by Section 8.03(i);

(f) 	additional Indebtedness of the Borrower and the Subsidiary
Guarantors not to exceed an aggregate outstanding principal amount of $500,000 at any time; and

(g) 	Indebtedness described on Schedule 6.21 hereto as such
Indebtedness exists on the Restatement Date and without any increase thereof.

8.05 		Capital Expenditures . (a)  The Borrower will not, and will not permit any of its Subsidiaries to, incur Consolidated Capital Expenditures; provided, however, that the Borrower and the Subsidiary Guarantors may make Consolidated Capital Expenditures during each fiscal year set forth below (taken as one accounting period, with each such period being adjusted to correspond to the Borrower's actual fiscal year) so long as the aggregate amount of such Consolidated Capital Expenditures does not exceed for any period set forth below, the amount set forth opposite such period:

Period                                             Amount
January 29, 1995 - February 3, 1996                $9,318,000
February 4, 1996 - January 31, 1997               $10,804,000
February 1, 1997 - January 31, 1998               $11,792,000
February 1, 1998 - January 31, 1999               $13,669,000
February 1, 1999 - January 31, 2000               $12,260,000
February 1, 2000 - January 31, 2001               $13,306,000
February 1, 2001 - January 31, 2002               $13,278,000
February 1, 2002 - January 31, 2003               $17,314,750


provided, further, in the event that Consolidated EBITDA for any Test Period is less than Projected EBITDA for such Test Period, the amount of such additional Consolidated Capital Expenditures permitted to be made pursuant to this Section 8.05(a) during the four consecutive fiscal quarters of the Borrower commencing on the anniversary of the last day of such Test Period shall be reduced as follows: (i) if the EBITDA Shortfall Percentage is equal to or greater than 95%, then no reduction shall occur; (ii) if the EBITDA Shortfall Percentage is equal to or greater than 90% but less than 95%, then by an amount equal to $600,000; and (iii) if the EBITDA Shortfall Percentage is less than 90%, then by an amount equal to (x) the EBITDA Shortfall for such Test Period multiplied by (y) 150%.

	(b)	In the event that the maximum amount which is permitted to be expended in respect of Consolidated Capital Expenditures during any fiscal year pursuant to Section 8.05(a) (without giving effect to this clause (b)) is not fully expended during such fiscal year, the maximum amount which may be expended in respect of Consolidated Capital Expenditures during the immediately succeeding fiscal year pursuant to Section 8.05(a) shall be increased by such unutilized amount provided that such increase shall not exceed $1,000,000 in any fiscal year.

8.06 		Advances, Investments and Loans .  The Borrower will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, except:

(a) 	the Borrower or any Subsidiary may invest in cash and Cash
Equivalents;

(b) 	the Borrower and any Subsidiary may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c) 	the intercompany Indebtedness described in Section 8.04(b) and additional Investments in existing Subsidiaries and Subsidiary Guarantors shall be permitted;

(d) 	the Borrower and each Subsidiary Guarantor may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e) 	Interest Rate Agreements permitted by Section 8.04(d) shall be permitted;

(f) 	the Borrower may make contributions to an employee stock
ownership plan provided such contributions are in the Borrower's common stock;

(g) 	the Borrower may own Investments set forth on Schedule 8.06
hereto;

(h) 	the Borrower may acquire additional retail stores, provided that (i)
after giving effect thereto, the limit on Consolidated Capital Expenditures set forth in Section 8.05 would not be breached and (ii) each store acquired by the Borrower shall be engaged in one or more lines of business substantially similar to those conducted by the Borrower on the Closing Date;

(i) 	the Borrower may hold the promissory notes acquired in
accordance with Section 8.02(e); and

(j) 	the Borrower may acquire all of the assets or all of the issued and outstanding shares of capital stock of a certain retailer (the "Retailer") (such acquisition, the "Contemplated Acquisition") as disclosed in a letter dated the date hereof from the Borrower to the Agent (the "Contemplated Acquisition Letter"), provided that each of the following conditions shall have been satisfied:

(i) 		the Purchase Price for the Contemplated Acquisition shall
not exceed $10,000,000 plus the cash held by the Contemplated
Acquisition on the closing date of that transaction;

(ii) 		the Contemplated Acquisition shall be consummated on or
prior to ninety (90) days from the Initial Borrowing Date (the
"Contemplated Acquisition Termination Date");

(iii) 		no Default or Event of Default shall exist immediately
before and after giving effect to the consummation of the Contemplated Acquisition or result therefrom;

(iv) 		no Indebtedness, including, without limitation, deferred
payments to be paid by the Borrower or any Subsidiary in respect of the Contemplated Acquisition (except for deferred payments under consulting or non-competition agreements with current officers of such retailer, in amounts which do not cause the Purchase Price for the Contemplated Acquisition to exceed $13,000,000, treating all such deferred payments as part of the Purchase Price), shall have been incurred or assumed, directly or indirectly, by the Borrower or any Subsidiary as a result of such acquisition, other than Indebtedness otherwise permitted under Section 8.04;

(v) 		the Borrower shall have promptly paid in full all of the
costs and expenses (including, without limitation, reasonable costs and expenses of counsel to the Agent) related to the review by the Agent of the Borrower's compliance with the terms of this Agreement with respect to such acquisition;

(vi) 		neither the Retailer nor any of its Subsidiaries shall be
subject to any restrictions, whether set forth in its charter or other organizational documents, contractually imposed or otherwise, with respect to the payment of cash dividends and distributions on its capital stock or with respect to payment of any Indebtedness owed to the Borrower or any Subsidiary or the making of loans or advances to the Borrower or any Subsidiary or the transfer of any of its property or assets to the Borrower or any Subsidiary;

(vii) 		the board of directors and, if required under applicable law, the stockholders of each of the Borrower and the Retailer shall have approved the terms and conditions of such acquisition and such transaction shall not be a "hostile" acquisition or other "hostile" transaction;

(viii) 		the Borrower shall have complied with the requirements of
Section 7.11;

(ix) 		the Borrower shall have delivered to the Agent, as soon as
practicable prior to the proposed date of execution of any acquisition agreement (but in no event less than ten days prior to any such execution), true, correct and complete copies of such draft agreement and all exhibits, schedules, documents and other agreements related thereto (as to such exhibits, schedules, documents and other agreements, as and when available but prior to consummation of such acquisition with sufficient time to allow the Agent and its counsel sufficient time for review thereof), and thereafter until the actual consummation of the acquisition, shall deliver to the Agent, on a contemporaneous basis with others involved in the transaction, updated and revised information and documents and such agreements shall not contain provisions that are not within the range of provisions customarily found in acquisitions of a similar type for a similar industry and the foregoing deliveries to the Agent shall include, without limitation, customary opinions of counsel to be received by the Borrower in connection with the acquisition (with respect to which the Agent and the Lenders shall be included as additional addressees);

(x) 		the Contemplated Acquisition shall be consummated
pursuant to the material terms and conditions of the acquisition agreement as delivered to the Agent (without waiver by the Borrower of the fulfillment of any material condition precedent set forth therein) which agreement shall set forth the entire agreement among the parties thereto with respect to the subject matter thereof;

(xi) 		the Borrower shall have no knowledge that any of the
representations or warranties with respect to the Retailer or any of its Subsidiaries, contained in any acquisition agreement or other documents were false or misleading when made the breach of which individually or in the aggregate could have a material adverse effect on the Retailer as operated before or after giving effect to the consummation of the proposed acquisition;

(xii) 		no material consent or approval of any Person, and no
consent, license, approval, authorization or declaration of any governmental authority, bureau or agency, shall have been required in connection with the Contemplated Acquisition, except as described in the acquisition agreement delivered to the Agent in connection therewith, each of which shall have been duly and validly obtained on or prior to the date of consummation of such acquisition and shall be in full force and effect on such date;

(xiii) 		neither the execution and delivery of any acquisition
agreement, nor the performance of any parties' obligations thereunder, will violate any provision of law;

(xiv) 		not later than five Business Days prior to consummation of
the acquisition the Agent shall have received: (1) a Phase 1 environmental assessment concerning any owned Real Property (and, if deemed reasonably necessary by the Agent, any leased Real Property) of the Retailer and any of its Subsidiaries, which assessment shall be conducted in accordance with the appropriate ASTM standard (and if recommended by the Phase 1 assessment, a Phase 2 environmental assessment conducted in accordance with the appropriate ASTM standard, if any) and which shall be reasonably satisfactory to the Agent in all respects, provided that no environmental assessment shall be required in respect of any properties as to which the Agent in its sole discretion determines that no such assessment is desirable; (2) a schedule, with such detail as the Agent may reasonably request, concerning all material litigation then pending or to the knowledge of the Borrower threatened and all material contingent liabilities (including all sales and other state tax and any other tax the liability for which may attach to transferred assets) with respect to the Retailer and any of its Subsidiaries in each case which is not otherwise described in adequate detail in the applicable acquisition agreement and related exhibits and schedules whether or not purported to be retained by the seller (all of the foregoing relating to such litigation, contingent liabilities and tax liabilities to be reasonably satisfactory in form and substance to the Agent and its counsel); (3) to the extent available, a consolidated and consolidating balance sheet of the Retailer and any Subsidiaries, and a related consolidated and consolidating statement of income and retained earnings and statements of cash flow for each of the three (3) fiscal years and subsequent fiscal quarters ending immediately prior to the date of the acquisition; and (4) on a pro forma basis after giving effect to the proposed acquisition and based on reasonable assumptions made by the Borrower in good faith, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries
(including the Retailer and its Subsidiaries), and a related consolidated and consolidating statement of income and retained earnings and statements of cash flow (A) for the four fiscal quarters ending immediately prior to the date of such acquisition (taken as one accounting period), and (B) for each fiscal year following the date of such acquisition through the Final
Maturity Date, each such statement (x) certified by the chief financial officer of the Borrower as fairly presenting the Borrower's and its Subsidiaries' and the Retailer's historical and projected financial position on a pro forma basis after giving effect to the acquisition, (y) to show all deferred payments which the Borrower or any Subsidiary, as applicable, directly or indirectly, would be required to make based on the projected pro forma results of operations, and (z) to be accompanied by a certificate of the chief financial officer of the Borrower certifying that the Borrower
(I) would have been in compliance with all covenants set forth herein during the four fiscal quarters ending immediately prior to the date of such acquisition had the acquisition been consummated on the first day of such period and (II) is projected to be in compliance with all covenants set forth herein during each fiscal year following the date of such acquisition through the Final Maturity Date, which certificate shall be accompanied by detailed calculations indicating compliance with the covenants set forth in Sections 8.03, 8.04, 8.05, 8.06, 8.10, 8.11, 8.12, and 8.13; and

(xv) 		concurrently with the consummation of the acquisition, the
Agent shall have received, in form and substance reasonably satisfactory to the Agent and its counsel, a Compliance Certificate dated the effective date of such acquisition, which certificate shall also include a certification of the chief financial officer of the Borrower (A) to the effect that, after giving effect to the acquisition, no material adverse change shall have occurred in the financial condition or operations of the Borrower and its Subsidiaries taken as a whole, and (B) that the terms and conditions of
Section 8.06 have been complied with and the consummation of the Contemplated Acquisition shall be deemed to constitute a representation and warranty by the Borrower that the Contemplated Acquisition has been consummated in accordance with the terms of this Agreement.

8.07 		Prepayments of Indebtedness, etc . The Borrower will not, and will not permit any of its Subsidiaries to amend, modify, or change in any manner adverse to the interests of the Lenders the Certificate of Incorporation (including, without limitation, by the filing of any certificate of designation) or By-Laws of the Borrower or any Subsidiary, or any agreement entered into by the Borrower or any Subsidiary, with respect to its capital stock, or the Documents, or enter into any new agreement in any manner adverse to the interests of the Lenders with respect to the capital stock of the Borrower or any Subsidiary.

8.08 		Capital Stock and Dividends, etc .    The Borrower will not, and
will not permit any of its Subsidiaries to, (x) issue any preferred stock or other capital stock (other than Common Stock) or (y) declare or pay any dividends (other than dividends payable solely in capital stock of such Person) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing "Dividends"), except that:

(i) 		  any Subsidiary of the Borrower may pay dividends to the
Borrower or to a Subsidiary Guarantor;

(ii) 		  the Borrower may pay dividends to Holdings solely for
the purpose of allowing Holdings to redeem or repurchase Common Stock
(or options to purchase such Common Stock) from (A) officers, employees and directors (or their estates) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option plan or any employee stock ownership plan, or (B) other stockholders of Holdings so long as the purpose of such purchase is to acquire Common Stock for reissuance to new officers, employees and directors (or their estates) of the Borrower to the extent so reissued within 12 months of any such purchase; provided, however, that in all such cases (x) no Default or Event of Default is then in existence or would arise therefrom and (y) the aggregate amount of all cash dividends paid as provided in this clause (ii) in any calendar year does not exceed (1) $200,000 during calendar year 1995 plus proceeds of key life insurance used for the purposes set forth in this clause, (2) $300,000 during calendar year 1996 plus proceeds of key life insurance used for the purposes set forth in this clause, (3) $500,000 during calendar year 1997 plus proceeds of key life insurance used for the purposes set forth in this clause and (4) $700,000 during calendar year 1998 and during each calendar year thereafter plus proceeds of key life insurance used for the purposes set forth in this clause; provided, further, that the foregoing permitted amounts in subclauses (1) through (4) above shall be doubled in amount if the minimum availability under the Revolving Commitments equals or exceeds $15,000,000 for the six-month period immediately prior to the date of any such dividend, but in no event shall the maximum amount of any such dividends exceed $750,000 in any calendar year plus proceeds of key life insurance used for the purposes set forth in this clause; and provided, further, that in the event that Holdings subsequently resells to any member of the Borrower's or any Subsidiary's management or other employees any shares redeemed or repurchased with dividends paid to Holdings pursuant to this clause (ii), the amount of dividends the Borrower may make to Holdings for this purpose shall be increased by an amount equal to any cash received by the Borrower from Holdings upon the resale of such shares, but in no event in excess of the amounts permitted above in this clause (ii) after giving effect to this proviso; and

(iii) 		the Borrower may pay dividends to Holdings in amounts
sufficient to allow Holdings to pay taxes, fees and other expenses necessary and incurred solely with respect to the ownership by Holdings of the Borrower and its Subsidiaries.

(b) 		The Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (i) the ability of any Subsidiary to (A) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary, (B) make loans or advances to the Borrower or any Subsidiary, (C) transfer any of its properties or assets to the Borrower or any Subsidiary or (ii) the ability of the Borrower or any other Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of:

(i) 		  this Agreement and the other Loan Documents;

(ii) 		  applicable law;

(iii) 		  customary non-assignment provisions entered into in the
ordinary course of business and consistent with past practices;

(iv) 		  any restriction or encumbrance with respect to a
Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; and

(v) 		  Liens permitted under Section 8.03 and any documents or
instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided, however, that such prohibitions or restrictions apply only to the assets subject to such Liens.

8.09 		Transactions with Affiliates .  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions after the Initial Borrowing Date whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the
Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate; provided, however, that the foregoing restrictions shall not apply to (i) transactions with its
Affiliates set forth in Schedule 8.09 hereto, (ii) employment arrangements entered into in the ordinary course of business with officers of the Borrower and its Subsidiaries, (iv) customary and reasonable fees paid to members of the Board of Directors of the Borrower and of its Subsidiaries and (v) the
payment of consulting, advisory and other fees, reimbursements and other charges payable to Kelso pursuant to the terms of that certain letter agreement dated as of the Closing Date (the "Kelso Letter Agreement") among
Kelso, Holdings and the Borrower as in effect on the Closing Date, but in no event shall the aggregate amounts paid by the Borrower pursuant to this clause
(v) exceed $250,000 in any fiscal year of the Borrower plus any reasonable out-of-pocket expenses and indemnities.

8.10	 Fixed Charge Coverage Ratio .  The Borrower will not
permit the ratio (the "Fixed Charge Coverage Ratio") of (a) the sum of (i) Consolidated EBITDA plus (ii) the aggregate payments (including, without limitation, any property taxes paid as additional rent or lease payments) by the Borrower and its Subsidiaries under agreements to rent or lease any real or personal property (exclusive of Capitalized Lease Obligations) minus (iii) Consolidated Capital Expenditures to (b) Consolidated Fixed Charges for (A) any Test Period ending on or about October 31, 1998, January 31, 1999, April 30, 1999, July 31, 1999 and October 31, 1999 (with each such date being adjusted to correspond to the Borrower's actual fiscal quarter end) to be less than 0.93 to
1.00 and (B) any Test Period ending at the end of any fiscal quarter of the Borrower (other than a fiscal quarter specified in clause (A) above) to be less than 1.00 to 1.00.

8.11	 Minimum Consolidated EBITDA .  The Borrower will not permit Consolidated
EBITDA for any Test Period ending at the end of any fiscal quarter of the Borrower on or about the dates set forth below (with each such date being adjusted to correspond to the Borrower's actual fiscal quarter end) to be less than the amount set forth opposite such fiscal quarter:

Fiscal Quarter                                          Amount

Fiscal quarter ended July 31, 1995                    $19,855,000
Fiscal quarter ended October 31, 1995                 $20,478,000
Fiscal quarter ended January 31, 1996                 $20,849,000
Fiscal quarter ended April 30, 1996                   $21,301,000
Fiscal quarter ended July 31, 1996                    $21,913,000
Fiscal quarter ended October 31, 1996                 $22,539,000
Fiscal quarter ended January 31, 1997                 $23,634,000
Fiscal quarter ended April 30, 1997                   $22,200,000
Fiscal quarter ended July 31, 1997                    $23,175,000
Fiscal quarter ended October 31, 1997                 $25,125,000
Fiscal quarter ended January 31, 1998                 $24,500,000
Fiscal quarter ended April 30, 1998                   $23,525,000
Fiscal quarter ended July 31, 1998                    $24,100,000
Fiscal quarter ended October 31, 1998                 $24,625,000
Fiscal quarter ended January 31, 1999                 $24,502,000
Fiscal quarter ended April 30, 1999                   $25,831,000
Fiscal quarter ended July 31, 1999                    $27,131,000
Fiscal quarter ended October 31, 1999                 $28,881,000
Fiscal quarter ended January 31, 2000                 $30,149,000
Fiscal quarter ended April 30, 2000                   $30,818,000
Fiscal quarter ended July 31, 2000                    $32,255,000
Fiscal quarter ended October 31, 2000                 $33,657,000
Fiscal quarter ended January 31, 2001                 $34,609,000
Fiscal quarter ended April 30, 2001                   $35,338,000
Fiscal quarter ended July 31, 2001                    $36,902,000
Fiscal quarter ended October 31, 2001                 $38,429,000
Fiscal quarter ended January 31, 2002                 $39,466,000
Fiscal quarter ended April 30, 2002                   $39,792,000
Fiscal quarter ended July 31, 2002                    $40,491,000
Fiscal quarter ended October 31, 2002                 $41,174,000
Fiscal quarter ended January 31, 2003                 $41,638,000
Fiscal quarter ended April 30, 2003                   $42,000,000

		8.12	Total Leverage Ratio .  The Borrower will not permit the Total
Leverage Ratio as of the end of any fiscal quarter of the Borrower on or about the dates set forth below (with each such date being adjusted to correspond to the Borrower's actual fiscal quarter end) to be more than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter                               Ratio

Fiscal quarter ended July 31, 1995            4.21 to 1.00
Fiscal quarter ended October 31, 1995         4.46 to 1.00
Fiscal quarter ended January 31, 1996         4.05 to 1.00
Fiscal quarter ended April 30, 1996           4.18 to 1.00
Fiscal quarter ended July 31, 1996            4.01 to 1.00
Fiscal quarter ended October 31, 1996         4.28 to 1.00
Fiscal quarter ended January 31, 1997         3.72 to 1.00
Fiscal quarter ended April 30, 1997           4.03 to 1.00
Fiscal quarter ended July 31, 1997            3.74 to 1.00
Fiscal quarter ended October 31, 1997         3.82 to 1.00
Fiscal quarter ended January 31, 1998         3.34 to 1.00
Fiscal quarter ended April 30, 1998           3.67 to 1.00
Fiscal quarter ended July 31, 1998            4.50 to 1.00
Fiscal quarter ended October 31, 1998         4.95 to 1.00
Fiscal quarter ended January 31, 1999         4.70 to 1.00
Fiscal quarter ended April 30, 1999           4.84 to 1.00
Fiscal quarter ended July 31, 1999            4.51 to 1.00
Fiscal quarter ended October 31, 1999         4.80 to 1.00
Fiscal quarter ended January 31, 2000         3.69 to 1.00
Fiscal quarter ended April 30, 2000           3.80 to 1.00
Fiscal quarter ended July 31, 2000            3.54 to 1.00
Fiscal quarter ended October 31, 2000         3.77 to 1.00
Fiscal quarter ended January 31, 2001         3.06 to 1.00
Fiscal quarter ended April 30, 2001           3.15 to 1.00
Fiscal quarter ended July 31, 2001            2.94 to 1.00
Fiscal quarter ended October 31, 2001         3.12 to 1.00
Fiscal quarter ended January 31, 2002         2.48 to 1.00
Fiscal quarter ended April 30, 2002           2.55 to 1.00
Fiscal quarter ended July 31, 2002            2.38 to 1.00
Fiscal quarter ended October 31, 2002         2.53 to 1.00
Fiscal quarter ended January 31, 2003         2.17 to 1.00
Fiscal quarter ended April 30, 2003           2.00 to 1.00

		8.13	Interest Coverage Ratio .  The Borrower will not permit the
Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower on or about the dates set forth below (with each such date being adjusted to correspond to the Borrower's actual fiscal quarter end) to be less than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter                                     Ratio

Fiscal quarter ended July 31, 1995             3.57 to 1.00
Fiscal quarter ended October 31, 1995          2.95 to 1.00
Fiscal quarter ended January 31, 1996          2.56 to 1.00
Fiscal quarter ended April 30, 1996            2.22 to 1.00
Fiscal quarter ended July 31, 1996             2.26 to 1.00
Fiscal quarter ended October 31, 1996          2.29 to 1.00
Fiscal quarter ended January 31, 1997          2.38 to 1.00
Fiscal quarter ended April 30, 1997            2.60 to 1.00
Fiscal quarter ended July 31, 1997             2.70 to 1.00
Fiscal quarter ended October 31, 1997          2.80 to 1.00
Fiscal quarter ended January 31, 1998          2.80 to 1.00
Fiscal quarter ended April 30, 1998            2.80 to 1.00
Fiscal quarter ended July 31, 1998             2.82 to 1.00
Fiscal quarter ended October 31, 1998          2.68 to 1.00
Fiscal quarter ended January 31, 1999          2.52 to 1.00
Fiscal quarter ended April 30, 1999            2.40 to 1.00
Fiscal quarter ended July 31, 1999             2.57 to 1.00
Fiscal quarter ended October 31, 1999          2.74 to 1.00
Fiscal quarter ended January 31, 2000          2.87 to 1.00
Fiscal quarter ended April 30, 2000            2.92 to 1.00
Fiscal quarter ended July 31, 2000             3.06 to 1.00
Fiscal quarter ended October 31, 2000          3.19 to 1.00
Fiscal quarter ended January 31, 2001          3.42 to 1.00
Fiscal quarter ended April 30, 2001            3.49 to 1.00
Fiscal quarter ended July 31, 2001             3.64 to 1.00
Fiscal quarter ended October 31, 2001          3.79 to 1.00
Fiscal quarter ended January 31, 2002          4.05 to 1.00
Fiscal quarter ended April 30, 2002            4.10 to 1.00
Fiscal quarter ended July 31, 2002             4.17 to 1.00
Fiscal quarter ended October 31, 2002          4.22 to 1.00
Fiscal quarter ended January 31, 2003          4.62 to 1.00
Fiscal quarter ended April 30, 2003            4.75 to 1.00

		8.14	Subsidiary Stock .  The Borrower will not permit any of its
Subsidiaries directly or indirectly to issue, sell, assign, pledge or otherwise encumber or dispose of any shares of its capital stock or other securities (or warrants, rights or options to acquire shares or other equity securities) of such Subsidiary, except, to the extent permitted by Section 8.06, to the
Borrower or to qualify directors if required by applicable law.

SECTION 9. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

9.01 	Payments .  The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for two or more days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Loan Document; or

9.02 		Representations, etc.   Any representation, warranty or statement
made by any Credit Party herein or in any other Loan Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

9.03 		Covenants .  Any Credit Party shall (a) default in the due
performance or observance by it of any term, covenant or agreement contained in Sections 7.11 or 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Agent or the Required Lenders; or

9.04 		Default Under Other Agreements .  (a) The Borrower or any of its
Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required repayment or prepayment, prior to the stated maturity thereof; provided, however, that it shall not constitute an Event of Default pursuant to this Section 9.04 unless the aggregate amount of all Indebtedness referred to in clauses (a) and (b) above exceeds $250,000 at any one time; or

9.05 		Bankruptcy, etc.   Holdings, the Borrower or any of its Subsidiaries
shall commence a voluntary case concerning itself under Title 11 of the United
States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Holdings, the Borrower or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of
Holdings, the Borrower or any of its Subsidiaries; or Holdings, the Borrower or
any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any of its
Subsidiaries; or there is commenced against Holdings, the Borrower or any of its
Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or Holdings, the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings, the Borrower or any of its
Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings, the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

9.06 		ERISA . (a) A single-employer plan (as defined in Section 4001 of
ERISA) established by the Borrower, any of its Subsidiaries or any ERISA Affiliate shall fail to maintain the minimum funding standard required by
Section 412 of the Code for any plan year or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or shall provide security to induce the issuance of such waiver or extension, (b) any Plan is or shall have been or is likely to be terminated or the subject of termination proceedings under ERISA or an event has occurred entitling the PBGC to terminate a Plan under Section 4042(a) of ERISA, (c) any Plan shall have an Unfunded Current Liability or (d) the Borrower or a Subsidiary or any ERISA Affiliate has incurred or is likely to incur a material liability to or on account of a termination of or a withdrawal from a Plan under
Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; and there shall result from any such event or events described in the preceding clauses of this Section
9.06 the imposition of a Lien upon the assets of the Borrower or any Subsidiary, the granting of a security interest, or a liability or a material risk of incurring a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code, in each case which would have, in the opinion of the Required Lenders, a Material Adverse Effect; or

9.07 		Liens .  Any of the Liens created and granted to the Agent for the ratable benefit of the Lenders under the Security Documents shall cease to be valid and perfected Liens, subject to no other Liens except as permitted by
Section 8.03; or

9.08 		Guaranties .  Any Guaranty or any provision thereof shall cease to be in full force or effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such Guaranty or any Guarantor shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty; or

9.09 		Judgments .  One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $250,000 or more (not paid or to the extent not covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

9.10	 Change of Control .  A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur immediately and automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Commitment Fee shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder (including Unpaid Drawings) and under any other Loan Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) enforce any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; and (v) direct the Borrower to pay
(and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.05 in respect of the Borrower, it will pay) to the Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrower's reimbursement obligations in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding.

SECTION 10. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

 		"A Term Commitment" shall mean, with respect to each Lender, the amount, if any, set forth opposite such Lender's name on Schedule 1.01 hereto directly below the column entitled "A Term Commitment" as the same may be reduced or terminated pursuant to Section 3.03.

 		"A Term Facility" shall mean the Facility evidenced by the Total A Term Commitment.

 		"A Term Loan" shall have the meaning provided in
Section 1.01(a).

 		"A Term Loan Maturity Date" shall mean April 30, 2003.

 		"A Term Loan Percentage" shall mean, at any time of determination thereof, a fraction (expressed as a percentage) the numerator of which is equal to the Total A Term Commitment at such time (or, if such commitment shall have been terminated, the aggregate principal amount of A Term Loans outstanding at such time) and the denominator of which is equal to the Total Term Commitment at such time (or if such commitment shall have been terminated, the sum of the aggregate principal amount of A Term Loans and B Term Loans, in each case, outstanding at such time).

		"A Term Note" shall have the meaning provided in
Section 1.05(a)(i).

		"Account" or "account" shall mean any account, as such term is defined in the Uniform Commercial Code - Secured Transactions of New York as it may be amended from time to time. For purposes of this Agreement, the term Account shall also include chattel paper, instruments, notes, notes receivable, rental receivables, amounts due or owing to the Borrower or any Subsidiary Guarantor pursuant to clearing agreements relating to the payment or collection of Visa, MasterCard, Discover and other bank credit card receivables, conditional sale contracts, acceptances, drafts, documents, and other obligations for the payment of money, books and records, general intangibles, monies, choses in action, credits, claims and demands, credit insurance and guarantees or security for the payment of all of the foregoing, rights of stoppage in transit, reclamation, or replevin with respect to Inventory, returned merchandise, and all products and proceeds (whether cash proceeds or otherwise) of the foregoing, whether now owned, held, or hereafter acquired by the Borrower or any Subsidiary Guarantor.

 		"Account Debtor" shall mean with respect to any Account, the Person or Persons obligated to make payments with respect to such Account.

 		"Acquisition Corp." shall have the meaning provided in the Recitals to this Agreement.

 		"Additional Mortgage" shall have the meaning provided in
Section 7.11 and shall include any mortgages or deeds of trust executed pursuant to Section 7.13.

 		"Adjusted Cash Flow" for any fiscal year shall mean Consolidated Net Income for such fiscal year (after provision for taxes) plus the amount of all net non-cash charges (including, without limitation, depreciation, deferred tax expense, non-cash interest expense, write-downs of inventory and other non-cash charges) that were deducted in arriving at Consolidated Net Income for such fiscal year, minus the amount of all non-cash gains and gains from sales of assets (other than sales of inventory and equipment in the normal course of business) that were added in arriving at Consolidated Net Income for such fiscal year, plus the amount of all non-cash losses and losses from sales of assets (other than sales of inventory and equipment in the normal course of business) that were deducted in arriving at Consolidated Net Income for such fiscal year.

 		"Adjusted Revolving Commitment" for each Non-Defaulting Lender shall mean at any time the product of such Lender's Adjusted Revolving Commitment Percentage and the Adjusted Total Revolving Commitment.

 		"Adjusted Revolving Commitment Percentage" shall mean (a) at a time when no Lender Default exists, for each Lender such Lender's Revolving Percentage and (b) at a time when a Lender Default exists (i) for each Lender that is a Defaulting Lender, zero and (ii) for each Lender that is a Non-Defaulting Lender, the percentage determined by dividing such Lender's Revolving Commitment at such time by the Adjusted Total Revolving Commitment at such time, it being understood that all references herein to Revolving Commitments and the Adjusted Total Revolving Commitment at a time when the Total Revolving Commitment or Adjusted Total Revolving Commitment, as the case may be, has been terminated shall be references to the Revolving Loan Commitments or Adjusted Total Revolving Commitment, as the case may be, in effect immediately prior to such termination; provided, however, that (A) no Lender's Adjusted Revolving Commitment Percentage shall change upon the occurrence of a Lender Default from that in effect immediately prior to such Lender Default if, after giving effect to such Lender Default and any repayment of Revolving Loans and Swingline Loans at such time pursuant to
Section 4.02(A)(a) or otherwise, the sum of (1) the aggregate outstanding principal amount of Revolving Loans of all Non-Defaulting Lenders plus (2) the aggregate outstanding principal amount of Swingline Loans plus (3) the Letter of Credit Outstandings, exceeds the Adjusted Total Revolving Loan Commitment;
(B) the changes to the Adjusted Revolving Commitment Percentage that would have become effective upon the occurrence of a Lender Default but that did not become effective as a result of the preceding clause (A) shall become effective on the first date after the occurrence of the relevant Lender Default on which the sum of (1) the aggregate outstanding principal amount of the Revolving Loans of all Non-Defaulting Lenders plus (2) the aggregate outstanding principal amount of the Swingline Loans plus (3) the Letter of Credit Outstandings is equal to or less than the Adjusted Total Revolving Commitment; and (C) if (1) a Non-Defaulting Lender's Adjusted Revolving Commitment Percentage is changed pursuant to the preceding clause (B) and (2) any repayment of such Lender's Revolving Loans, or of Unpaid Drawings with respect to Letters of Credit or of Swingline Loans, that were made during the period commencing after the date of the relevant Lender Default and ending on the date of such change to its Adjusted Revolving Commitment Percentage must be returned to the Borrower as a preferential or similar payment in any bankruptcy or similar proceeding of the Borrower, then the change to such Non-Defaulting Lender's Adjusted Revolving Commitment Percentage effected pursuant to said clause (B) shall be reduced to that positive change, if any, as would have been made to its Adjusted Revolving Commitment Percentage if (x) such repayments had not been made and (y) the maximum change to its Adjusted Revolving Commitment Percentage would have resulted in the sum of the outstanding principal of Revolving Loans made by such Lender plus such Lender's new Adjusted Revolving Commitment Percentage of the outstanding principal amount of Swingline Loans and of Letter of Credit Outstandings equaling such Lender's Revolving Commitment at such time.

 		"Adjusted Total Revolving Commitment" shall mean at any time the Total Revolving Commitment less the aggregate Revolving Commitments of all Defaulting Lenders.

 		"Adjustment Date" shall mean (a) the second Business Day following receipt by the Agent of both (i) the financial statements required to be delivered pursuant to Section 7.1(b) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and pursuant to Section 7.1(a) after the end of each fiscal year of the Borrower, as the case may be, for the most recently completed fiscal period and (ii) the compliance certificate required pursuant to Section 7.01(e) with respect to such financial statements or (b) if such compliance certificate and financial statements have not been delivered in a timely manner, the date upon which such compliance certificate and financial statements were due; provided, however, that in the event that the Adjustment Date is determined in accordance with the provisions of clause (b) of this definition, then the date which is two (2) Business Days following the date of receipt of the financial statements and compliance certificate referenced in clause (a) of this definition also shall be deemed to constitute an Adjustment Date; and provided further, that the first Adjustment Date shall not occur until the deliveries referenced in clause (a) of this definition are made for the fiscal quarter ended April 30, 1998.

 		"Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

		"Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Agent appointed pursuant to Section 11.09.

		"Agreement" shall mean this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

		"Anticipated Reinvestment Amount" shall mean, with respect to any Reinvestment Election, the amount specified in the Reinvestment Notice delivered by the Borrower in connection therewith as the amount of the Net Cash Proceeds from the related Asset Sale that the Borrower intends to use to purchase, construct or otherwise acquire Reinvestment Assets.

		"Applicable Base Rate Margin" shall mean the rates per annum set forth below under the relevant column heading opposite the Level of Total Leverage Ratio determined on the most recent Adjustment Date:

Level                     Applicable Base     Applicable
                                Rate           Base Rate
                             Margin for       Margin for B
                             Revolving         Term Loans
                            Loans and A
                             Term Loans

Level I:  Total
Leverage Ratio less
than 2.00 to 1.00                 .50%            1.25%

Level II:  Total
Leverage Ratio equal to
or greater than 2.00 to
1.00 but less than 2.75
to 1.00                           .75%            1.50%

Level III:  Total
Leverage Ratio equal to
or greater than 2.75 to
1.00 but less than 3.50
to 1.00                          1.00%            1.75%

Level IV:  Total
Leverage Ratio equal to
or greater than 3.50 to
1.00 but less than 4.00
to 1.00                          1.25%            2.00%

Level V:  Total
Leverage Ratio equal to
or greater than 4.00 to
1.00                             1.50%            2.25%

; provided, however, that for purposes of this definition, (a) the Applicable Base Rate Margin commencing on the Fifth Amendment Effective Date shall be that set forth opposite Level III above until the first Adjustment Date for which the Total Leverage Ratio falls within a different Level, (b) the Applicable Base Rate Margin determined for any Adjustment Date shall remain in effect until a subsequent Adjustment Date for which the Total Leverage Ratio falls within a different Level, (c) if the financial statements and related compliance certificate for any fiscal period are not delivered by the date due pursuant to Sections 7.01(a), (b) and (e), the Applicable Base Rate Margin shall be that set forth above opposite Level III until the subsequent Adjustment Date, and (d) the Applicable Base Rate Margin shall be that set forth above opposite Level III at all times when there shall exist a Default or Event of Default under Section
9.01 or any other Event of Default.

		"Applicable Commitment Fee" shall mean the rates per annum set forth below under the column heading opposite the Level of Total Leverage Ratio determined on the most recent Adjustment Date:

Level                          Applicable
                               Commitment
                                  Fee

Level I:  Total
Leverage Ratio less
than 2.00 to 1.00                  .25%

Level II:  Total
Leverage Ratio equal to
or greater than 2.00 to
1.00 but less than 2.75
to 1.00                            .375%

Level III:  Total
Leverage Ratio equal to
or greater than 2.75 to
1.00                               .50%

; provided, however, that for purposes of this definition, (a) the Applicable Commitment Fee commencing on the Fifth Amendment Effective Date shall be that set forth opposite Level III above until the first Adjustment Date for which the Total Leverage Ratio falls within a different Level, (b) the Applicable Commitment Fee determined for any Adjustment Date shall remain in effect until a subsequent Adjustment Date for which the Total Leverage Ratio falls within a different Level, (c) if the financial statements and related compliance certificate for any fiscal period are not delivered by the date due pursuant to Sections 7.01(a), (b) and (e), the Applicable Commitment Fee shall be that set forth above opposite Level III until the subsequent Adjustment Date, and (d) the Applicable Commitment Fee shall be that set forth above opposite Level III at all times when there shall exist a Default or Event of Default under Section 9.01 or any other Event of Default.

		"Applicable Eurodollar Margin" shall mean the rates per annum set forth below under the relevant column heading opposite the Level of Total Leverage
Ratio determined on the most recent Adjustment Date:

Level                     Applicable           Applicable
                          Eurodollar           Eurodollar
                          Margin for           Margin for B
                        Revolving Loans        Term Loans
                          and A Term
                            Loans

Level I:  Total Leverage
Ratio less than 2.00 to
1.00                         1.75%                2.25%

Level II:  Total Leverage
Ratio equal to or greater
than 2.00 to 1.00 but less
than 2.75 to 1.00            2.00%                2.50%

Level III:  Total Leverage
Ratio equal to or greater
than 2.75 to 1.00 but less
than 3.50 to 1.00            2.25%                2.75%


Level IV:  Total Leverage
Ratio equal to or greater
than 3.50 to 1.00 but less
than 4.00 to 1.00            2.50%                3.00%


Level V:  Total Leverage
Ratio equal to or greater
than 4.00 to 1.00            2.75%                3.25%

; provided, however, that for purposes of this definition, (a) the Applicable Eurodollar Margin commencing on the Fifth Amendment Effective Date shall be that set forth opposite Level III above until the first Adjustment Date for which the Total Leverage Ratio falls within a different Level, (b) the Applicable Eurodollar Margin determined for any Adjustment Date shall remain in effect until a subsequent Adjustment Date for which the Total Leverage Ratio falls within a different Level, (c) if the financial statements and related compliance certificate for any fiscal period are not delivered by the date due pursuant to Sections 7.01(a), (b) and (e), the Applicable Eurodollar Margin shall be that set forth above opposite Level III until the subsequent Adjustment Date, and (d) the Applicable Eurodollar Margin shall be that set forth above opposite Level III at all times when there shall exist a Default or Event of Default under Section 9.01 or any other Event of Default.

		"Asset Sale" shall mean the sale, transfer or other disposition by the
Borrower or any Subsidiary to any Person other than the Borrower or any
Subsidiary Guarantor of any asset of the Borrower or such Subsidiary (other than sales, transfers or other dispositions in the ordinary course of business of inventory and/or obsolete or excess equipment).

		"Assignment Agreement" shall have the meaning provided in Section
12.04(b).

		"Authorized Officer" shall mean any senior officer of the Borrower designated as such in writing to the Agent by the Borrower in each case to the extent acceptable to the Agent.

		"B Term Commitment" shall mean, with respect to each Lender, the amount, if any, set forth opposite such Lender's name on Schedule 1.01 hereto directly below the column entitled "B Term Commitment" as the same may be reduced or terminated pursuant to Section 3.03.

		"B Term Facility" shall mean the Facility evidenced by the Total B Term
Commitment.

		"B Term Loan" shall have the meaning provided in Section 1.01(b).

		"B Term Loan Percentage" shall mean, at any time of determination thereof, a percentage equal to 100% minus the A Term Loan Percentage at such time.

		"B Term Note" shall have the meaning provided in Section 1.05(a).

		"Bankruptcy Code" shall have the meaning provided in Section 9.05.

		"Base Rate" at any time shall mean the higher of (i) the rate which is 1/2 of
1% in excess of the Federal Funds Effective Rate and (ii) the Prime Lending
Rate.

		"Base Rate Loan" shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

		"Blocked Accounts" shall have the meaning provided in Section 4.05.

		"Blocked Account Proceeds" shall have the meaning provided in Section
4.01.

		"Borrower" shall have the meaning provided in the first paragraph of this
Agreement.

		"Borrower Pledge Agreements" shall mean, collectively, (i) that certain
Pledge Agreement dated as of May 20, 1996 between the Borrower and the
Agent, and (ii) that certain Pledge Agreement dated as of the Restatement Date between the Borrower and the Agent, in each case as amended, restated, supplemented or otherwise modified from time to time.

		"Borrower Security Agreement" shall mean that certain Security Agreement dated as of the Closing Date between the Borrower and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

		"Borrowing" shall mean the incurrence of (i) Swingline Loans by the
Borrower from Fleet Bank on a given date or (ii) one Type of Loan pursuant to a single Facility by the Borrower from all of the Lenders having Commitments with respect to such Facility on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same
Interest Period; provided; however, that Base Rate Loans incurred pursuant to
Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar
Loans.

		"Borrowing Base"shall mean, as of any date of determination, the sum of
(i) 85% of the book value of all Eligible Accounts of the Borrower and the
Subsidiary Guarantors plus (ii) the lesser of (A) 60% of the value (determined at the lower of cost (calculated on a first-in, first-out basis) or market) of all Eligible Inventory of the Borrower and the Subsidiary Guarantors or (B) 40%
of all
Eligible Inventory of the Borrower and the Subsidiary Guarantors valued at the retail price of such Eligible Inventory as then being offered to the Borrower's customers (net of any applicable discounts) in the ordinary course of business.
The Borrowing Base shall be determined on a consolidated basis in accordance with GAAP and as set forth in the last Borrowing Base Certificate delivered by the Borrower pursuant to Section 5.22 or 7.01(g) as the case may be, provided that the Borrowing Base shall be zero at any time when a Default (to the extent arising from a failure to deliver a Borrowing Base Certificate under Section
7.01(g)) has occurred and is continuing.

		"Borrowing Base Certificate" shall have the meaning provided in
Section 5.21.

		"Bridge Commitment" shall mean, with respect to each Lender, the amount, if any, set forth opposite such Lender's name on Schedule 1.01 hereto directly below the column entitled "Bridge Commitment" as the same may be reduced or terminated pursuant to Section 3.03.

		"Bridge Facility" shall mean the Facility evidenced by the Total Bridge
Commitment.

		"Bridge Loan" shall have the meaning provided in Section 1.01 (c).

		"Bridge Maturity Date" shall mean June 30, 1995.

		"Bridge Note" shall have the meaning provided in Section 1.05(a).

		"Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

		"Capital Lease" as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

		"Capitalization Documents" shall mean, collectively, (i) all stock certificates representing shares of capital stock of Holdings and the Borrower,
(ii) all documents, agreements and instruments pursuant to which such shares were issued or sold, (iii) all documents, agreements and instruments governing the issuance of, or setting forth the terms of, such shares and (iv) any stockholders or similar agreement among or between the holders of any such shares.

		"Capitalized Lease Obligations" shall mean all obligations under Capital
Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

		"Carlisle" shall mean Carlisle Retailers, Inc., an Ohio corporation and a
Wholly-Owned Subsidiary of the Borrower.

		"Carlisle Guaranty" shall mean that certain Guaranty dated as of May 20,
1996 and executed by Carlisle in favor of the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

		"Carlisle Security Agreement" shall mean that certain Security Agreement dated as of May 20, 1996 between Carlisle and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

		"Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United
States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) Dollar denominated time deposits, certificates of deposit and bankers' acceptances of (A) any Lender,
(B) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (C) any bank (or the parent company of such bank) whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition,
(iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv)
commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (any such company, an "Approved Company"), or guaranteed by any industrial company with a long term unsecured debt rating of at least A or
A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition and
(v) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (i) through (iv) above.

		"Cash Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower and/or any Subsidiary from such Asset Sale.

		"CERCLA" shall mean the Comprehensive Environmental Response,
Compensation, and Liability Act of 1980, as amended, 42 U.S.C. S 9601 et seq.
		"Change of Control" shall mean (a) prior to the initial public offering of the Borrower's common stock, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of at least 66-2/3% in the aggregate of the total voting power of the Voting Stock of the Borrower on a fully-diluted basis and which entitles the
Permitted Holders to elect a majority of the directors of the Borrower, whether as a result of the issuance of securities of the Borrower, any merger, consolidation, liquidation or dissolution of the Borrower, any direct or indirect transfer of securities or otherwise (for purposes of this clause (a)
and clause (b) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted
Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation on a fully-diluted basis and which entitles the Permitted Holders to elect a majority of the directors of the parent corporation); (b) after the initial public offering of the Borrower's common stock, (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of the Voting Stock of the Borrower or (ii) the Permitted Holders
cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of at least 30% in the aggregate of the total voting power of the Voting Stock of the Borrower on a fully-diluted basis, whether as a result of the issuance of securities of the Borrower, any merger, consolidation, liquidation or dissolution of the Borrower, any direct or indirect transfer of securities or otherwise, provided that for purposes of this clause (ii), the Permitted Holders may become the "beneficial owner,"
directly or indirectly, of less than 30% in the aggregate of the total voting power of the Voting Stock of the Borrower on a fully-diluted basis so long as
(x) no other "person" (as such term is used in Sections 13(d) and 14(d) of the
Exchange Act), other than the Permitted Holders, is or becomes the beneficial owner (as defined in clause (a) above, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a greater percentage of the total voting power of the Voting Stock of the Borrower than the Permitted
Holders and (y) the B Term Loan has been repaid in full; or (c) during any period of two consecutive years individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

		"Closing Date" shall mean June 9, 1995.

		"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder.
Section references to the Code are to the Code, as in effect at the Effective
Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

		"Collateral" shall mean all of the Collateral as defined in each of the
Security Documents.

		"Commitment" shall mean, with respect to each Lender, such Lender's
Term Commitment, Bridge Commitment and Revolving Commitment.

		"Commitment Fee" shall have the meaning provided in Section 3.01(a).

		"Common Stock" shall mean the common stock of the Borrower.

		"Compliance Certificate" shall have the meaning provided in Section
7.01(e).

		"Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital
Leases but excluding any amount representing capitalized interest) by the
Borrower and its Subsidiaries during that period that, in conformity with
GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its
Subsidiaries; provided, however, that Consolidated Capital Expenditures shall in any event include the purchase price paid in connection with the acquisition of any Person (including through the purchase of all of the capital stock or other ownership interests of such Person or through merger or consolidation) to the extent allocable to property, plant and equipment but shall only include the amount thereof actually paid in cash during such period;
provided further, that Consolidated Capital Expenditures shall not in any event include (a) the purchase price paid or other obligations assumed in connection with the acquisition by the Borrower of Carlisle Retailers, Inc., an Ohio
corporation ("Carlisle"), through the merger of Peebles Acquisition Subsidiary
Inc., an Ohio corporation and a Wholly-Owned Subsidiary of the Borrower ("PAS"),
into Carlisle pursuant to that certain Merger Agreement, dated as of February
14, 1996, by and among Carlisle, the Borrower and PAS and (b) costs incurred during the fiscal year ending January 31, 1997 for the improvement of certain assets of Carlisle, including, without limitation, the replacement of cash registers and signs, in an aggregate amount not to exceed $1,000,000.

		"Consolidated Cash Interest Expense" shall mean, for any period, Consolidated Interest Expense, but excluding, however, interest expense not payable in cash and amortization of discount and deferred issuance and financing costs.

		"Consolidated Current Assets" shall mean, as to any Person at any time, the current assets (other than cash and Cash Equivalents) of such Person and its
Subsidiaries determined on a consolidated basis in accordance with GAAP.

		"Consolidated Current Liabilities" shall mean, as to any Person at any time, the current liabilities of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, but excluding all short-term
Indebtedness for borrowed money and the current portion of any long-term
Indebtedness of such Person or its Subsidiaries, in each case to the extent otherwise included therein.

		"Consolidated EBIT" shall mean, for any period, (a) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, (iv) amortization or write-off of deferred financing costs to the extent deducted in determining
Consolidated Net Income and (v) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses less (b) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis in accordance with GAAP.  For purposes of computing
Consolidated Net Income in clause (i) above with respect to the Borrower's fiscal quarter ended July 29, 1995, there shall be excluded from the computation thereof, without duplication and to the extent not otherwise excluded from the computation thereof, payments to certain management employees of the Borrower and related tax payments recognized by the Borrower as an expense in such fiscal quarter in an aggregate amount of $3,089,294, representing (i) an aggregate payment of $1,372,994 to management consisting of a payment of $6.25 per option for 219,679 options to purchase common stock at an exercise price of $23.75 per share, granted in
connection with the Borrower's 1993 Stock Option Plan, (ii) an aggregate cash payment to management of $1,649,250 for the exchange of 213,020 stock options granted under the Borrower's 1993 Stock Option Plan and (iii) the payment by the
Borrower of FICA and Medicare taxes in the aggregate amount of $67,050 with respect to the compensation payments described in clauses (i) and (ii) of this sentence.

		"Consolidated EBITDA" shall mean, for any period, the sum of the amounts for such period of (i) Consolidated EBIT, (ii) depreciation expense, (iii)
amortization expense and (iv) all non-cash charges that were deducted in arriving at Consolidated Net Income for such period, all as determined on a consolidated basis in accordance with GAAP.

		"Consolidated Fixed Charges" shall mean, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) the aggregate payments (including, without limitation, any property taxes paid as additional rent or lease payments) under agreements to rent tor lease any real or personal property (exclusive of Capitalized Lease Obligations), (iii) taxes paid in cash and (iv) scheduled payments on the Term Loan, all as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.

		"Consolidated Interest Expense" shall mean, for any period, total interest expense (including that attributable to Capital Leases in accordance with GAAP)
of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements.

		"Consolidated Net Income" shall mean for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person
(other than Subsidiaries of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the
Borrower or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person's assets are acquired by the Borrower or any of its Subsidiaries, (iii) the
income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) Transaction Expenses and (v)
compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to employees, including officers, of the
Borrower or any Subsidiary, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by the Borrower or any Affiliate of the
Borrower and compensation expense resulting from the repurchase of any such capital stock, options and rights.

		"Contemplated Acquisition" shall have the meaning provided in Section
8.06(j).

		"Contemplated Acquisition Letter" shall have the meaning provided in
Section 8.06(j).

		"Contemplated Acquisition Termination Date" shall have the meaning provided in Section 8.06(j).

		"Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the
"primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,(a)
to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided however, that the term
Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent
Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

		"Conversion Date" shall mean July 30, 1997.

		"Credit Card Agreement" shall mean with respect to each Account which arises from a consumer revolving credit account arrangement, and collectively with respect to all such Accounts, the agreements between the Borrower and each
Account Debtor, governing the terms and conditions of the Account, as such agreements may be amended, modified or otherwise changed from time to time and as distributed (including any amendments and revisions thereto) to holders of such consumer revolving credit card accounts.

		"Credit Event" shall mean and include the making of a Loan or the issuance of a Letter of Credit, and shall include the effectiveness of this Agreement on the Restatement Date pursuant to the terms and conditions hereof.

		"Credit Party" shall mean Holdings, the Borrower and the Guarantors.

		"Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

		"Defaulting Lender" shall mean any Lender with respect to which a Lender Default is in effect.

		"Dividends" shall have the meaning provided in Section 8.09.

		"Documents" shall mean, collectively, (a) the Loan Documents, (b) the
Merger Documents, (c) the Capitalization Documents and (d) the Watson Merger
Documents.

		"Dollar" and "$" shall mean lawful currency of the United States of
America.

		"EBITDA Ratio" shall mean, at any date of determination, the ratio of (i)
Consolidated EBITDA of the Borrower and its Subsidiaries for the Test Period
most recently ended (taken as one accounting period) and ending on such date to
(ii) the aggregate outstanding principal amount of the Term Loans on the last day of such Test Period.

		"EBITDA Shortfall" shall mean, for any period, the positive difference, if any, between Projected EBITDA for such period minus Consolidated EBITDA for such period.

		"EBITDA Shortfall Percentage" shall mean the quotient (expressed as a percentage) of Consolidated EBITDA for any period divided by Projected
EBITDA for such period.

		"Effective Date" shall have the meaning provided in Section 12.10.

		"Eligible Accounts" shall mean an Account which is created by the Borrower or any Subsidiary Guarantor, is genuine and is in all respects what it purports to be, and:

(a) 		for which a Credit Card Agreement is in full force and effect and in the custody of the Borrower;

(b) 		which is payable in Dollars;

(c) 		the Account Debtor on which has provided, as its most recent billing address, an address located in the United States of America;

(d) 		no portion of which that was invoiced as a required minimum
payment shall have remained outstanding for more than sixty (60) days past the original due date or shall have been charged off in whole or in part;

(e) 		the Account Debtor on which shall not have been identified by the
Borrower or a Subsidiary in its computer files as of such date as having (i) commenced, or had commenced in respect of such Account Debtor, a case, action or proceeding under any law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking relief with respect to such Account Debtor's debts, or seeking to have such Account Debtor adjudicated bankrupt or insolvent, or to have a receiver, trustee, custodian or other similar official appointed for such Account Debtor or for all or any substantial part of such Account Debtor's assets or (ii) made a general assignment of such Account Debtor's assets for the benefit of such Account Debtor's creditors, which assignment is then in full force and effect;

(f) 		the card or cards for the Account Debtor on which have not been reported lost or stolen;

(g) 		is not evidenced by chattel paper or an instrument of any kind, or if the Account is evidenced by chattel paper or an instrument, the Borrower has delivered and properly endorsed such chattel paper or instrument to the Agent;
and

(h) 		as to which the representations and warranties in Section 6.24 are true and correct.

(i) 		"Eligible Inventory" shall mean, as at the date of determination thereof, all finished goods Inventory held by the Borrower or any Subsidiary Guarantor for sale in which the Agent has a valid, perfected, first priority security interest, subject only to the Liens permitted by Section 8.03 (and with respect to such Liens only to the extent such Liens secure Indebtedness (other than the Obligations) not exceeding $100,000 in the aggregate at any one time outstanding), and which (i) are in good and readily saleable condition in the ordinary course of business and not obsolete or unmerchantable, (ii) conform to all standards imposed by any governmental authority or other regulatory body having jurisdiction over such goods or the sale thereof, and (iii) as to which the representations in Section 6.24 are true and correct. In determining eligibility, the Agent may, but need not, rely on reports and schedules furnished by the Borrower, but reliance by the Agent thereon from time to time shall not be deemed to limit the right of the Agent to review eligibility of Inventory at any time as to both present and future Inventory of the Borrower. The aggregate value of Eligible Inventory may in the Agent's sole reasonable discretion be reduced by appropriate reserves determined by the Agent to cover landlord liens unless such liens shall be waived by an agreement reasonably satisfactory to the Agent.

 		"Employment Agreements" shall have the meaning provided in
Section 5.06(v).

 		"Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries solely in the ordinary course of such Person's business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

 		"Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guide, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. S 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. S 7401 et seq.; the Clean Air Act, 42 U.S.C. S 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. S 3808 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. S 2701 et seq. and any applicable state and local or foreign counterparts or equivalents.

 		"ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Initial Borrowing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

 		"ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower, a Subsidiary or a Credit Party would be deemed to be a "single employer" within the meaning of Sections 414(b), (c), (m) and (o) of the Code; provided, however, that neither Kelso, any Kelso Affiliate nor any other portfolio company in which Kelso or any Affiliate of Kelso invests (in each case, other that Holdings, the Borrower and its Subsidiaries) shall be included in the definition of ERISA Affiliate.

 		"Eurodollar Loans" shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

 		"Eurodollar Rate" shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the offered quotation to first-class banks in the interbank Eurodollar market by the Agent for dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of the Agent for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including without limitation any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

 		"Event of Default" shall have the meaning provided in Section 9.

 		"Excess Cash Flow" shall mean, for any fiscal year, the remainder of (i) Adjusted Cash Flow for such fiscal year, plus (ii) to the extent not included in (i) above, any amounts received by the Borrower and its Subsidiaries in settlement of, or in payment of any judgments resulting from, actions, suits or proceedings with respect to the Borrower and/or its Subsidiaries from the first day to the last day of such fiscal year, plus (iii) to the extent not included in (i) above, any amounts received by the Borrower and/or its Subsidiaries in connection with the repayment or redemption of any long-term promissory notes and/or preferred stock of other Persons held by them, minus
(iv) the sum of (1) the amount of Consolidated Capital Expenditures (except to the extent financed through the incurrence of Indebtedness) made during such fiscal year and (2) any repayments or prepayments of the principal amount of Term Loans, except prepayments of the principal amount of Term Loans made pursuant to Sections 4.02(A)(c), (d), (e), (f), (g) and/or (i).

 		"Existing Credit Agreement" shall have the meaning provided in the Recitals to this Agreement.

 		"Existing Indebtedness" shall have the meaning provided in
Section 6.21.

 		"Existing Indebtedness Agreements" shall have the meaning provided in Section 5.07(ii).

 		"Expiration Date" shall mean June 30, 1995.

 		"Expiry Date" shall mean April 30, 2003.

 		"Facility" shall mean any of the credit facilities established under this Agreement, i.e., the A Term Facility, B Term Facility, Bridge Facility or
the Revolving Facility.

 		"Facing Fee" shall have the meaning provided in Section 3.01(c).

 		"Federal Funds Effective Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

 		"Fee Letters" shall have the meaning provided in Section 3.01(e).

 		"Fees" shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

 		"Fifth Amendment Effective Date" shall mean April 9, 1998.

 		"Final Maturity Date" shall mean April 30, 2004.

 		"Fixed Charge Coverage Ratio" shall have the meaning provided in Section 8.10.

 		"Fleet Bank" shall mean Fleet Bank, N.A. (formerly known as NatWest Bank N.A.), in its individual capacity, and its successors.

 		"GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement consistently applied; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

 		"Guaranties" shall have the meanings provided in Section 5.14 and shall include the Carlisle Guaranty, the Holdings Guaranty and any additional Subsidiary Guaranties executed after the Restatement Date.

 		"Guarantors" shall mean the Subsidiary Guarantors and Holdings.

 		"Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contained, electric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

 		"Holdings" shall have the meaning provided in the Recitals to this Agreement.

 		"Holdings Guaranty" shall mean that certain Guaranty dated as of the Closing Date and executed by Holdings in favor of the Lenders, as amended, restated, supplemented or otherwise modified from time to time.

 		"Holdings Pledge Agreement" shall mean that certain Pledge Agreement dated as of the Closing Date between Holdings and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

 		"Increased A Term Commitment" shall mean, with respect to any Lender, the amount, if any, set forth opposite such Lender's name on Schedule
1.01 hereto directly below the column entitled "Increased A Term Commitment".

 		"Increased B Term Commitment" shall mean, with respect to any Lender, the amount, if any, set forth opposite such Lender's name on Schedule
1.01 hereto directly below the column entitled "Increased B Term Commitment".

 		"Indebtedness" of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second
Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-
pay and similar obligations, (vii) all net obligations of such Person under
Interest Rate Agreements and (viii) all Contingent Obligations of such Person
(other than Contingent Obligations arising from the guaranty by such Person of the obligations of the Borrower and/or its Subsidiaries to the extent such guaranteed obligations do not constitute Indebtedness or are otherwise permitted hereunder), provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

 		"Initial Borrowing Date" shall mean the date upon which the initial
Borrowing of Loans occurs (i.e., June 9, 1995).

 		"Interest Coverage Ratio" shall mean, at any date of determination, the ratio of (i) Consolidated EBITDA of the Borrower and its Subsidiaries for
the Test Period most recently ended (taken as one accounting period) and ending on such date to (ii) Consolidated Cash Interest Expense of the Borrower and its
Subsidiaries for the Test Period most recently ended (taken as one accounting period) and ending on such date.

 		"Interest Period" with respect to any Loan shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

 		"Interest Rate Agreement" shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect the Borrower or any Subsidiary against fluctuations in interest rates.

 		"Inventory" shall mean inventory, as such term is defined in the Uniform Commercial Code - Secured Transactions of New York, as it may be amended from time to time.

 		"Investors" shall mean Kelso and the Management Investors.

 		"Kelso" shall mean Kelso & Company, L.P., a Delaware limited partnership.
 		"Kelso Designee" shall mean any of the following individuals or entities: Richard Cyert, Michel Rapaport, Louis and Patricia Kelso Trust, William A. Marquard, John F. McGillicuddy, David M. Roderick, John Rutledge
IRA and George L. Shinn.

 		"Kelso Letter Agreement" shall have the meaning provided in
Section 8.09.

 		"Leasehold" of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

 		"Lender" shall have the meaning provided in the first paragraph of this Agreement.

 		"Lender Default" shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any incurrence of Loans or to fund its portion of any unreimbursed payment under Section 2.05(c) or (ii) a Lender having notified the Agent and/or the Borrower that it does not intend to comply with the obligations under Section 1.01 or under Section 2.05
(c), in the case of either (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

 		"Letter of Credit" shall have the meaning provided in
Section 2.01(a).

 		"Letter of Credit Fee" shall have the meaning provided in
Section 3.01(b).

 		"Letter of Credit Issuer" shall mean Fleet Bank or any Lender which at the request of the Borrower and with the consent of the Agent agrees, in such Lender's sole discretion, to become a Letter of Credit Issuer for purposes of issuing Letters of Credit pursuant to Section 2.

		"Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

 		"Letter of Credit Request" shall have the meaning provided in
Section 2.03(a).

 		"Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

 		"Loan" shall have the meaning provided in Section 1.01.

 		"Loan Documents" shall mean this Agreement, the Notes, the Security Documents and the Guaranties and any documents, instruments and agreements executed and/or delivered in connection herewith or therewith, all as amended, restated, supplemented or otherwise modified from time to time.

 		"Management Agreements" shall have the meaning provided in
Section 5.07 (iv).

  	"Management Investors" shall mean, collectively, the executive officers of the Borrower who, immediately following the Merger, own capital stock of Holdings, and any persons who thereafter become executive officers of the Borrower and acquire capital stock of Holdings.

 		"Mandatory Borrowing" shall have the meaning provided in Section 1.01(f).

 		"Margin Stock" shall have the meaning provided in Regulation U.

 		"Material Adverse Effect" shall mean (a) a material adverse effect on the business, property, assets, liabilities, operations, condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the impairment of the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party or of the rights of the Agent or any Lender to enforce or collect any of the Obligations, including the obligations of any Credit Party to perform or of the rights of the Agent or
any Lender to enforce any Guaranty.   In determining whether any individual
event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

 		"Maximum Swingline Amount" shall mean $5,000,000.

 		"Merger" shall mean the merger of Acquisition Corp. with and into the Borrower, with the Borrower as the surviving corporation, pursuant to the terms and conditions of the Merger Agreement.

 		"Merger Agreement" shall have the meaning provided in the Recitals to this Agreement.

 		"Merger Documents" shall mean the Merger Agreement, and all the documents entered into in connection with the Merger Agreement or the consummation of the Merger.

 		"Minimum Borrowing Amount" shall mean (i) for A Term Loans, B Term Loans and Revolving Loans maintained as Base Rate Loans, $1,000,000 and (ii) for A Term Loans, B Term Loans and Revolving Loans maintained as Eurodollar Loans, $1,000,000.

 		"Mortgages" shall have the meaning provided in
Section 5.15(c)(i).

 		"Mortgage Policies" shall have the meaning provided in
Section 5.15(c)(ii).

 		"Mortgaged Properties" shall mean, collectively, all of the properties of the Borrower and the Subsidiaries of the Borrower defined as "Mortgaged Property" in each of the respective Mortgages and Additional Mortgages.

 		"MRD Ratio" shall mean at any time the ratio that is correctly specified in the then latest officer's certificate delivered to the Lenders pursuant to Section 7.01(e) as the EBITDA Ratio, as at the end of the Test Period ended as of the last day of the fiscal quarter or year with respect to which such officer's certificate has been delivered.

 		"Net Cash Proceeds" shall mean, with respect to any Asset
Sale, the Cash Proceeds resulting therefrom net of expenses of sale (including payment of principal, premium and interest of Indebtedness secured by the assets the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale), and incremental taxes paid or payable as a result thereof.

 		"Non-Defaulting Lender" shall mean each Lender other than a Defaulting Lender.

 		"Note" shall mean and include each A Term Note, each B Term Note, each Bridge Note, each Revolving Note and the Swingline Note.

 		"Notice of Borrowing" shall have the meaning provided in
Section 1.03.

 		"Notice of Conversion" shall have the meaning provided in
Section 1.06.

 		"Notice Office" shall mean the office of the Agent at 175 Water Street, New York, New York 10038 or such other office as the Agent may designate to the Borrower from time to time.

 		"Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document.

 		"Participant" shall have the meaning provided in Section 2.05(a).

 		"PAS" shall have the meaning provided in the Recitals to this Agreement.

 		"PAS/Watson Merger" shall have the meaning provided in the Recitals to this Agreement.

 		"Payment Office" shall mean the office of the Agent at 175 Water Street, New York, New York 10038 or such other office as the Agent may designate to the Borrower from time to time.

   "PBGC" shall meean the Pension Benefit Guaranty Corporation established pursuant ot Section 4002 of ERISA, or any successor thereto.

 		"Permitted Encumbrances" shall mean, with respect to the Mortgaged Properties, such exceptions to title as are set forth in the title insurance policies or title commitments delivered with respect thereto, all of which exceptions must be reasonably acceptable to the Agent.

 		"Permitted Holders" means, collectively, (i) Kelso and its Affiliates, (ii) any Kelso Designee, (iii) any Permitted Transferee of Kelso and its Affiliates (other than Kelso or an Affiliate of Kelso), (iv) the Management Investors and (v) any employee stock ownership plan established by Holdings or the Borrower for the benefit of the employees of Holdings, the Borrower or any Subsidiary, provided that any Persons described in clauses (ii) through (v) above shall only constitute Permitted Holders to the extent that the total aggregate voting power of the Voting Stock of the Borrower owned by such Persons does not exceed 10% of the total aggregate voting power of the Voting Stock of the Borrower owned by Kelso and its Affiliates.

 		"Permitted Liens" shall mean Liens described in clauses (a) through (l) of Section 8.03.

 		"Permitted Transferees" shall mean (i) any Affiliate of Kelso (other than any corporation or other Person controlled or managed by Kelso), (ii) any managing director, general partner, limited partner, director, officer or employee of Kelso or any Affiliate thereof (collectively, "Kelso Associates"), (iii) the heirs, executors, administrators, testamentary trustees, legatees of beneficiaries of any Kelso Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Kelso Associate, his/her spouse, parents, siblings, or direct lineal descendants.

 		"Person" shall mean any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

 		"Plan" shall mean any multi-employer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower, a Subsidiary or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, a Subsidiary, or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

 		"Pledge Agreements" shall have the meaning provided in
Section 5.15 and shall include the Holdings Pledge Agreement, the Borrower Pledge Agreements and any pledge agreement executed and delivered by the Borrower or any Subsidiary of the Borrower at any time after the Restatement Date pursuant to Section 7.11.

 		"Pledged Securities" shall mean all the Pledged Securities as defined in the relevant Pledge Agreement.

 		"Prime Lending Rate" shall mean the rate which Fleet Bank announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fleet Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

 		"Prior Credit Agreement" shall mean that certain Second Amended and Restated Credit Agreement by and between the Borrower and Fleet Bank
USA Credit Corp., as amended, supplemented or otherwise modified from time to time.

 		"Prior Indebtedness" shall mean the Indebtedness of Watson identified on Schedule 5.24 hereto, which is to be paid in full on the Restatement Date.

 		"Projected EBITDA" shall mean, for any period, Consolidated EBITDA for such period as set forth on the Projections.

 		"Projections" shall have the meaning provided in Section
5.22(i) for the period from the Initial Borrowing Date to and including the fiscal year ended January 31, 1997, and shall mean (i) the projected financial statements for the Borrower and its Subsidiaries dated April 14, 1997 for the period from the fiscal year commenced February 1, 1997 to and including the fiscal year ending January 31, 1998 and (ii) the projected financial statements for the Borrower and its Subsidiaries dated February 5, 1998 for the period from the fiscal year commenced February 1, 1998 to and including the fiscal year ending January 31, 2002.

  		"Purchase Price" means, with respect to the Contemplated Acquisition, collectively, (i) all Cash paid by the Borrower or any of its Subsidiaries in connection with such acquisition, including in respect of transaction costs, fees and other expenses incurred by the Borrower or any of its Subsidiaries in connection with such acquisition, (ii) all direct or indirect liabilities assumed by the Borrower or any of its Subsidiaries in connection with such acquisition, (iii) the value of all capital stock issued by the Borrower or any of its Subsidiaries in connection with such acquisition and (iv) any deferred portion of the purchase price or any other costs paid by the Borrower or any of its Subsidiaries in connection with such acquisition.

 		"RCRA" shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. S 6901 et seq.

 		"Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

 		"Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

 		"Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

 		"Reinvestment Assets" shall mean any assets to be employed in the business of the Borrower and its Subsidiaries as described in
Section 8.01.

 		"Reinvestment Election" shall have the meaning provided in Section 4.02(A)(c).

 		"Reinvestment Notice" shall mean a written notice signed by an Authorized Officer of the Borrower stating that the Borrower, in good faith, intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale to purchase, construct or otherwise acquire Reinvestment Assets.

 		"Reinvestment Prepayment Amount" shall mean, with respect to any Reinvestment Election, the amount, if any, on the Reinvestment Prepayment Date relating thereto by which (i) the Anticipated Reinvestment Amount in respect of such Reinvestment Election exceeds (ii) the aggregate amount thereof expended by the Borrower and its Subsidiaries to acquire Reinvestment Assets.

 		"Reinvestment Prepayment Date" shall mean, with respect to any Reinvestment Election, the earliest of (i) the date, if any, upon which the Agent, on behalf of the Required Lenders, shall have delivered a written termination notice to the Borrower, provided that such notice may only be given while an Event of Default exists, (ii) the date occurring one year after such Reinvestment Election and (iii) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other acquisition of Reinvestment Assets with the related Anticipated Reinvestment Amount.

 		"Relevant Test Period" shall mean, at any time, the Test
Period ending on the last day of the then most recently ended fiscal quarter of the Borrower with respect to which an officer's certificate has been delivered to the Lenders pursuant to Section 7.01(e).

 		"Reportable Event" shall mean an event described in
Section 4043(b) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

 		"Required Lenders" shall mean Non-Defaulting Lenders whose outstanding Term Loans (or, if prior to the Initial Borrowing Date, Term Commitments), outstanding Bridge Loans (or, if prior to the Initial Borrowing Date, Bridge Commitments) and Revolving Commitments (or, if after the Total Revolving Commitment has been terminated, outstanding Revolving Loans and Adjusted Revolving Commitment Percentage of outstanding Swingline Loans and Letter of Credit Outstandings) constitute greater than 50% of the sum of (i) the total outstanding Term Loans of Non-Defaulting Lenders (or, if prior to the Initial Borrowing Date, the Total Term Commitment), (ii) the total outstanding Bridge Loans of Non-Defaulting Lenders (or, if prior to the Initial Borrowing Date, the Total Bridge Commitments) and (iii) the Adjusted Total Revolving Commitment (or, if after the Total Revolving Commitment has been terminated, the total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate Adjusted Revolving Commitment Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

  		"Restatement Date" shall have the meaning provided in the Recitals to this Agreement.

  		"Retailer" shall have the meaning provided in Section
8.06(j).

  		"Revolving Commitment" shall mean, with respect to each Lender, the amount set forth opposite such Lender's name on Schedule 1.01 hereto directly below the column entitled "Revolving Commitment," as the same may be reduced from time to time pursuant to Section 3.02, 3.03 and/or 9 or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 12.04.

 		"Revolving Facility" shall mean the Facility evidenced by the Total Revolving Commitment.

 		"Revolving Lenders" shall mean each Lender with Revolving Commitment.

 		"Revolving Loan" shall have the meaning provided in
Section 1.01(d).

 		"Revolving Note" shall have the meaning provided in
Section 1.05(a).

 		"Revolving Percentage" shall mean at any time for each Lender with a Revolving Commitment, the percentage obtained by dividing such Lender's Revolving Commitment by the Total Revolving Commitment; provided; however, that if the Total Revolving Commitment has been terminated, the Revolving Percentage of each Lender shall be determined by dividing such Lender's Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.

 		"S&P" shall mean Standard & Poor's Rating Services, a division of McGraw-Hill, Inc. or any successor to the rating agency business thereof.

 		"Scheduled Repayment" shall have the meaning provided in Section 4.02(A)(b).

 		"SEC" shall have the meaning provided in Section 7.01(i).

 		"SEC Regulation D" shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

 		"Security Agreement Collateral" shall mean all "Collateral" as defined in the relevant Security Agreement.

 		"Security Agreements" shall have the meaning provided in
Section 5.15 and shall include the Borrower Security Agreement, the Carlisle Security Agreement, the Watson Security Agreement, the Trademark Security Agreements and any security agreement executed and delivered by any Subsidiary of the Borrower at any time after the Restatement Date pursuant to Section 7.11.

 		"Security Documents" shall mean the Pledge Agreements, the Guaranties, the Security Agreements, the Mortgages and the Additional Mortgages, if any.

 		"Shareholders' Agreements" shall have the meaning provided in Section 5.07(iii).

 		"Stated Amount" of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

 		"Stock Issuances" shall have the meaning provided in
Section 5.11.

 		"Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of the Borrower.

 		"Subsidiary Guarantors" shall mean any Subsidiary of the Borrower that executes and delivers a Subsidiary Guaranty at any time after the date hereof.

  	"Subsidiary Guaranty" shall mean any guaranty executed and delivered by any Subsidiary of the Borrower at any time after the date hereof pursuant to Section 7.11.

 		"Swingline Expiry Date" shall mean the date which is five Business Days prior to the Expiry Date.

 		"Swingline Loan" shall have the meaning provided in Section 1.01(e).

 		"Swingline Note" shall have the meaning
provided in Section 1.05(a).

 		"Syndication Date" shall mean the earlier of (x) the date which is 90 days after the Closing Date and (y) the date upon which the Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and the resulting addition of institutions as Lenders pursuant to Section 12.04) has been completed.

 		"Taxes" shall have the meaning provided in
Section 4.04(a).

  	"Term Commitment" shall mean for any Lender the sum of its A Term Commmitment and its B Term Commitment.

 		"Term Loans" shall mean, collectively the A Term
Loans and B Term Loans.

 		"Test Period" shall mean for any determination the four consecutive fiscal quarters of the Borrower then last ended (taken as one accounting period).

   	"Total A Term Commitment" shall mean the sum of the A Term Commitments of each of the Lenders.

  		"Total B Term Commitment" shall mean the sum of the B Term Commitments of each of the Lenders.

  		"Total Commitment" shall mean the sum of the Total Term Commitment and the Total Revolving Commitment.

  		"Total Leverage Ratio" shall mean, at any date of determination, the ratio of (i) the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries on such date, determined on a consolidated basis as determined in accordance with GAAP, to (ii) Consolidated EBITDA of the Borrower and its Subsidiaries for the Test Period most recently ended (taken as one accounting period).

 		"Total Revolving Commitment" shall mean the sum of the Revolving Commitments of each of the Lenders.

 		"Total Term Commitment" shall mean the sum of the Total A Term Commitment and the Total B Term Commitment.

 		"Total Unutilized Revolving Commitment" shall mean, at any time, (i) the Total Revolving Commitment at such time less (ii) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans at such time plus the Letter of Credit Outstandings at such time.

 		"Trademark Security Agreements" shall have the meaning provided in Section 5.15(b).

 		"Transaction Expenses" shall mean all fees and expenses incurred in connection with, and payable prior to or substantially concurrently with the closing of, the Merger and the Stock Issuances and the transactions contemplated in connection with the Documents including the financing of the Merger, and including all fees paid to any of the Lenders and the Agent hereunder, fees paid to Kelso & Company, Inc. or its Affiliates permitted hereunder; attorney's fees, accountants' fees, placement agents' fees, discounts and commissions and brokerage, and consultant fees. Transaction Expenses shall include the amortization of any such fees and expenses that are capitalized and not classified as an expense on the date incurred.

  		"Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or Eurodollar Loan.

  		"UCC" shall mean the Uniform Commercial Code.

  		"Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets thereof, determined in accordance with Section 412 of the Code.

  		"Unpaid Drawing" shall have the meaning provided in Section 2.04(a).

  		"Unutilized Revolving Commitment" for
any Lender with a Revolving Commitment at any time shall mean the sum of (i) the Revolving Commitment of such Lender minus (ii) the sum of (A) the aggregate outstanding principal amount of Revolving Loans made by such Lender plus (B) an amount equal to such Lender's Revolving Percentage of the Letter of Credit Outstandings at such time.

  		"Utilized Revolving Commitment" for any Lender with a Revolving Commitment at any time shall mean the sum of (i) the aggregate outstanding principal amount of Revolving Loans made by such Lender plus (ii) an amount equal to such Lender's Revolving Percentage of the Letter of Credit Outstandings at such time.

 		"Voting Stock" shall mean, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such a contingency.

 		"Watson" shall have the meaning provided in the Recitals to this Agreement.

 		"Watson Merger" shall mean, collectively, (i) the PAS/Watson Merger and (ii) the transactions consummated pursuant to the Watson Purchase Agreement.

 		"Watson Merger Agreement" shall have the meaning provided in the Recitals to this Agreement.

 		"Watson Merger Documents" shall mean the Watson
Merger Agreement, the Watson Purchase Agreement and all documents, instruments and agreements entered into in connection with the Watson Merger Agreement, the Watson Purchase Agreement or the consummation of the Watson Merger.

 		"Watson Purchase Agreement" shall mean that certain Stock Purchase Agreement dated as of May 21, 1998 among Ira A.
Watson Stock Bonus (ESOP) Retirement Plan, The Katherine Ayres Watson Testamentary Trust, Constance Hewitt, certain other persons signatory thereto and the Borrower.

 		"Watson Security Agreement" shall mean
that certain Security Agreement dated as of the Restatement Date between Watson and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

 		"Wholly-Owned Subsidiary" of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' qualifying shares, is owned directly or indirectly by such Person.

 		"Working Capital" shall mean the excess of Consolidated Current Assets over Consolidated Current Liabilities.

 		"Written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile transmission, telegraph or cable.

 		The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. The words "herein", "hereof" and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Unless specifically stated to the contrary, all references to "Sections," "subsections," "paragraphs," "Exhibits" and "Schedules" in this Agreement shall refer to Sections, subsections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

SECTION 11.   The Agent.

11.01 		  Appointment .  The Lenders hereby designate Fleet Bank, N.A. as
Agent (for purposes of this Section 11, the term "Agent" shall include Fleet
Bank in its capacity as Agent pursuant to the Security Documents) to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates.

11.02 		Nature of Duties .  The Agent shall not have any duties or
responsibilities except those expressly set forth in this Agreement and the Security Documents. Neither the Agent nor any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

11.03 		Lack of Reliance on the Agent .  Independently and without
reliance upon the Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Agent shall not have any duty, or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other
Loan Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

11.04 		Certain Rights of the Agent .  If the Agent shall request
instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

11.05		  Reliance .  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Agent.

11.06 		Indemnification .  To the extent the Agent is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Agent, in proportion to their respective "percentages" as used in determining the Required Lenders, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent in performing its respective duties hereunder or under any other Loan Document, in any way relating to or arising out of this Agreement or any other Loan Document; provided; however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

11.07 		The Agent in Its Individual Capacity .  With respect to its
obligation to make Loans under this Agreement, the Agent shall have the rights and powers specified herein for a "Lender" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Lenders," "Required Lenders," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08 		  Holders .  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.09 		Resignation by the Agent .  (a) The Agent may resign from the performance of all its functions and duties hereunder and/or under the other Loan Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) 		Upon any such notice of resignation, the Lenders shall appoint a successor Agent hereunder or thereunder who shall be a commercial Bank or trust company reasonably acceptable to the Borrower.

(c) 		If a successor Agent shall not have been so appointed within such
15 Business Day period, the Agent, with the consent of the Borrower, shall then appoint a successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Lenders appoint a successor Agent as provided above.

(d) 		If no successor Agent has been appointed pursuant to clause (b) or
(c) above by the 20th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Agent hereunder and/or under any other Loan Document until such time, if any, as the Lenders appoint a successor Agent as provided above.

SECTION  12  Miscellaneous.

12.01		  Payment of Expenses, etc .  The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of Winston & Strawn) and of the Agent and each of the Lenders in connection with the enforcement of the Loan Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agent and for each of the Lenders);
(ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnity each Lender (including in its capacity as the Agent or a Letter of Credit Issuer), its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Document or the use of the proceeds of any Loans hereunder or the Merger or the consummation of any transactions contemplated in any Loan Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

12.02 		  Right of Setoff .  In addition to any rights now or hereafter granted under applicable law, or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including without limitation by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations of such Credit Party purchased by such Lender pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

12.03 		  Notices .  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to a Credit Party, at the address specified on Schedule 12.03 hereto or in the other relevant Loan Documents, as the case may be; if to any Lender, at its address specified on
Schedule 12.03 hereto or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, and shall be effective when received.

12.04 		  Benefit of Agreement .  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to another financial institution, provided that in the case of any such participation, (i) the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.10 and 4.04 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, (ii) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents, and (iii) such Lender shall be solely responsible for any withholding taxes, and, provided further that no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating (it being understood that any waiver of the application of any prepayment or the method of any application of any prepayment to, the amortization of the Term Loans shall not constitute an extension of the final maturity date), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant's participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a mandatory prepayment, shall not constitute a change in the terms of any Commitment), (ii) release any Guarantor from its obligations under its Guaranty except in accordance with the terms thereof, (iii) release all or substantially all of the Collateral or (iv) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or any other Loan Document.

(b) 		Notwithstanding the foregoing, (i) any Lender may assign all or a portion of its outstanding A Term Loans and/or B Term Loans and/or Revolving Commitment (or, if prior to the Initial Borrowing Date, its A Term Commitment and/or B Term Commitment) and its rights and obligations hereunder to another Lender, and (ii) with the consent of the Agent and the Borrower (which consents shall not be unreasonably withheld), any Lender may assign all or a portion of its outstanding A Term Loans and/or B Term Loans and/or Revolving Commitment and its rights and obligations hereunder to one or more commercial banks or other financial institutions (including one or more Lenders). No assignment pursuant to the immediately preceding sentence shall to the extent such assignment represents an assignment to an institution other than one or more Lenders hereunder, be in an aggregate amount less than $5,000,000 unless the entire Commitment of the assigning Lender is so assigned. If any Lender so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Lender shall thereafter refer to such Lender and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to this Section 12.04(b) shall be effected by the execution and delivery of an assignment agreement substantially in the form of Exhibit 12.04 hereto (an "Assignment Agreement"). In the event of any such assignment (A) to a commercial bank or other financial institution not previously a Lender hereunder, either the assigning or the assignee Lender shall pay to the Agent a nonrefundable assignment fee of $3,500 and (B) to a Lender, either the assigning or assignee Lender shall pay to Agent a nonrefundable assignment fee of $1,500, and at the time of any assignment pursuant to this Section 12.04(b), (1) Schedule 1.01 shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Lender) and of the other Lenders, (2) such assignee shall become a party to this Agreement as a Lender and such assignee shall have, to the extent of such assignment, the rights, benefits and obligations of a Lender hereunder and under the other Loan Documents, and (3) if any such assignment occurs after the Initial Borrowing Date, the Borrower will issue new Notes to the respective assignee and to the assigning Lender in conformity with the requirements of
Section 1.05. Each Lender and the Borrower agree to execute such documents (including without limitation amendments to this Agreement and the other Loan Documents) as shall be necessary to effect the foregoing. Nothing in this clause (b) shall prevent or prohibit any Lender from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

(c) 		Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

(d) 		Each Lender initially party to this Agreement hereby represents, and each Person that became a Lender pursuant to an assignment permitted by this Section 12 will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other "accredited" investor (as defined in SEC Regulation D) which makes loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that subject to the preceding clauses (a) and (b), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

12.05 		  No Waiver; Remedies Cumulative .  No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between any Credit Party and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on any Credit
Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

12.06 		Payments Pro Rata . (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party hereunder, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) 		Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) 		Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

12.07 		  Calculations; Computations .  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided, however, that (i) except as otherwise specifically provided herein, all computations determining compliance with
Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the January 28, 1995 historical financial statements of the Borrower delivered to the Lenders pursuant to Section 6.10(b), and (ii) that if at any time the computations determining compliance with
Section 8 utilize accounting principles different from those utilized in the financial statements furnished to the Lenders, such financial statements shall be accompanied by reconciliation work-sheets.

(b) 		All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

12.08 		  Governing Law; Submission to Jurisdiction; Venue; Waiver of
Jury Trial . This Agreement and the other Loan Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the State of New York. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail
, postage prepaid, to each Credit Party located outside New York City and by hand delivery to each Credit Party located within New York City, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing. Each Credit Party hereby irrevocably designates appoints and empowers CT Corporation System as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of the Agent, any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

(b) 		Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) 		Each of the parties to this agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this agreement, the other credit documents or the transactions contemplated hereby or thereby.

12.09 		  Counterparts .  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.


12.10 		  Effectiveness .  This Agreement shall become effective on the date (the "Effective Date") on which (i) the Borrower and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent at the Payment Office of the Agent or, in the case of the Lenders, shall have given to the Agent telephonic (confirmed in writing), written telex or facsimile transmission notice (actually received) at such office that the same has been signal and mailed to it and (ii) the Borrower has satisfied all of the conditions precedent set forth in Section 5.

12.11 		  Headings Descriptive .  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12 		  Amendment or Waiver . Neither this Agreement nor any other
Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Lenders; provided, however, that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) affected thereby, (i) extend the Final Maturity Date, the A Term Loan Maturity Date or Expiry Date, as the case may be, (it being understood that any waiver of the application of any prepayment of or the method of application of any prepayment to the amortization of, the Loans shall not constitute any such extension), or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees thereon, or reduce the principal amount thereof, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Lender),
(ii) release or permit the release of all or substantially all of the Collateral or release any Guarantor from its Guaranty (in each case except as expressly provided in the Loan Documents), (iii) amend, modify or waive any provision of this Section, (iv) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall: (A) reduce the amount or extend the payment date for the mandatory prepayments of A Term Loans required under Section 4.02 without the consent of each Lender (other than a Defaulting Lender) which has an A Term Loan then outstanding; (B) reduce the amount or extend the payment date for the mandatory prepayments of B Term
Loans required under Section 4.02 without the consent of each Lender (other than a Defaulting Lender) which has a B Term Loan then outstanding; (C) reduce the amount or extend the payment date for the mandatory prepayments of Bridge Loans required under Section 4.02 without the consent of each Lender (other than a Defaulting Lender) which has a Bridge Loan then outstanding; or (D) reduce the amount of, or extend the date for, any mandatory reduction in the Revolving Commitments required under Section 3.03(d), or reduce the amount or extend the payment date for the mandatory prepayments of Revolving Loans required under
Section 4.02, without the consent of each Lender (other than a Defaulting Lender) which has a Revolving Commitment at such time (or, if after the Total Revolving Commitment has been terminated, each Lender (other than a Defaulting Lender) which has any Revolving Loans then outstanding); and provided further, that the Agent and the Borrower may amend this Agreement without the consent of any Lender solely for the purpose of designating any Person that becomes a Lender as a co-agent hereunder. No provision of Section 2 or 11 may be amended without the consent of the Letter of Credit Issuer or the Agent, respectively.

12.13 		  Survival .  All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 4.04, 11.07 and 12.01 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

12.14 		  Domicile of Loans .  Each Lender may transfer and carry its
Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, provided that the Borrower shall not be responsible for costs arising under Section 1.10 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent not otherwise applicable to such Lender prior to such transfer.

12.15 		  Confidentiality .  Subject to Section 12.04, the Lenders shall hold all non-public information obtained pursuant to the requirements of this
Agreement which has been identified as such by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or participation therein
(so long as such transferee or participant agrees in writing to be bound by the provisions of this Section 12.15) or as required or requested by any governmental agency or representative thereof or pursuant to legal process, provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender be obligated or required to return any materials furnished by the Borrower or any
Subsidiary.

12.16 		  Consent of Carlisle and Holdings .  Each of Holdings and Carlisle
hereby acknowledge and consent to this Agreement and the terms and provisions hereof and hereby confirm that the Carlisle Guaranty, Carlisle Security
Agreement, Holdings Guaranty, Holdings Pledge Agreement and each other Loan
Document to which either Holdings and/or Carlisle is a party is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects except that, upon the occurrence of the Effective Date, all references in the Carlisle Guaranty, Carlisle Security Agreement, Holdings
Guaranty, Holdings Pledge Agreement and all other Loan Documents to which either Holdings or Carlisle is a party to the "Credit Agreement", "thereunder", or words or similar import shall mean this Agreement.

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	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date above first written.